EXHIBIT 10.1

                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT, dated as of December 22, 2004, among GAS SOLUTIONS II LTD. (the "Borrower"), a Texas limited partnership and successor-by-conversion to MNW Partners LLC, the various institutional lenders as are or may hereafter become parties hereto as lenders (collectively, the "Lenders"), and FIRST AMERICAN BANK, SSB, a state savings bank, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H:

     WHEREAS, the Borrower is engaged in the business of processing natural gas and activities related or ancillary thereto and owns and operates two natural gas processing plants and related interests that it acquired pursuant to the Gas Solutions Acquisition Agreement (hereinafter defined); and

     WHEREAS, in connection with the aforementioned purchase, the Borrower obtained from Prospect Energy Corporation, a Maryland corporation ("Prospect"), a loan in an aggregate principal amount of $25,000,000 (the "Existing Loan"), which Existing Loan is evidenced by that certain Secured Promissory Note dated as of September 23, 2004, made by the Borrower in favor of Prospect (the "Existing Note"), and is secured by that certain Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement and Fixture Filing dated as of September 23, 2003, which has been filed of record in Gregg, Smith, Rusk and Upshur Counties, Texas (the "Existing Gas Solutions Mortgage");

     WHEREAS, the Borrower desires to obtain Commitments from the Lenders pursuant to which Loans will be made to the Borrower prior to the Availability Termination Date in a maximum aggregate principal amount not to exceed $12,500,000 in the aggregate; and

     WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to enter into this Agreement and extend such Commitments, and to make such Loans to the Borrower, and the Lenders or Affiliates of the Lenders are willing to enter into Hedging Agreements; and

     WHEREAS, the proceeds of such Loans will be used

          (1) to repay or refinance a portion of the Existing Loan;

          (2) fees or premiums associated with Hedging Obligations that are permitted under Section 8.2.14; and

          (3) for working capital purposes and general business purposes (including, without limitation, to finance Capital Expenditures).

     NOW, THEREFORE, the parties hereto agree as follows:


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                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

     "Acquired Properties" means those Plants, gathering systems, pipelines and other assets that were acquired by the Borrower pursuant to the Gas Solutions Acquisition.

     "Administrative Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as successor Administrative Agent pursuant to Section 10.4.

     "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

          (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

          (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

     "Alternate Reference Rate" means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (calculated as provided in Section 5.7) equal to the higher of

          (a) the rate of interest as announced from time to time by the Reference Bank as its base rate, prime rate or other reference rate at its Domestic Office (which shall be equal to the prime rate as published by the Wall Street Journal (Southwest Edition) in its "Money Rates" column or a similar rate if such rate ceases to be published); or

          (b) the Federal Funds Rate most recently determined by the Administrative Agent, plus one-half of one percent (0.5%).


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The Alternate Reference Rate is not necessarily intended to be the lowest rate of interest in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Reference Rate. The Administrative Agent will give notice to the Borrower of changes in the Alternate Reference Rate.

     "Applicable Law" means with respect to any Person or matter, any United States or foreign, federal, state, regional, tribal or local statute, law, code, rule, treaty, convention, application, order, decree, consent decree, injunction, directive, determination or other requirement (whether or not having the force of law) relating to such Person or matter and, where applicable, any interpretation thereof by a Government Agency having jurisdiction with respect thereto or charged with the administration or interpretation thereof.

     "Applicable Margin" means, with respect to any Loan that bears interest at the LIBO Rate or the Alternate Reference Rate, as the case may be, at any time of determination, a margin above the interest rate or fee applicable to such Loan equal to the following:

--------------------------------------------------------------------------------
LIBO Rate                       Alternate Reference Rate
--------------------------------------------------------------------------------
225 basis points                25 basis points
--------------------------------------------------------------------------------

     "Approvals" means each and every approval, authorization, license, permit, consent, variance, land use entitlement, franchise, agreement, filing or registration by or with any Government Agency or other Person necessary for all stages of developing, operating, maintaining and abandoning the Gas Plant Facilities.

     "Assignee Lender" is defined in Section 11.11.1.

     "Authorized Officer" means, relative to any Obligor, those of its officers (or, in the case of the Borrower, those of the officers of the General Partner) whose signatures and incumbency shall have been certified to the Administrative Agent pursuant to Section 6.1.1.

     "Availability Termination Date" means the Effective Date.

     "Available Cash Flow" means, with respect to any period, the EBITDA of the Borrower and its consolidated Subsidiaries less (a) the amount of all interest in respect of Indebtedness under this Agreement accrued or capitalized during such period (whether or not actually paid during such period) less (b) Maintenance Capital Expenditures paid by the Borrower and its consolidated Subsidiaries during such period less (c) cash Taxes paid by the Borrower and its consolidated Subsidiaries during such period less (d) actual cash insurance premium expense paid by the Borrower and its consolidated Subsidiaries for such period less (e) the amount of prepayment required pursuant to Section 3.1 during such period less (f) the amount of cash reserves that the board of directors of the Borrower determines is necessary or appropriate to (i) provide


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for the proper conduct of the business of the Borrower and its consolidated
Subsidiaries, (ii) comply with Applicable Laws, this Agreement or any other instruments, documents and agreements to which the Borrower or any of its consolidated Subsidiaries is a party and (iii) provide funds for distributions to shareholders of the Borrower for any one or more of the next four Fiscal Quarters to the extent permitted under this Agreement.

     "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Reference Rate.

     "Borrower" is defined in the preamble and includes its permitted successors and assigns.

     "Borrowing" means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

     "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-1 hereto.

     "Budget" means the Borrower's budget delivered from time to time pursuant to this Agreement, which shall set forth financial projections, projected processing costs and G&A Expenses, in each quarter covered by such Budget. The Budget shall be presented in substantially the form of Exhibit J, or such other form as the Administrative Agent may approve, and shall be updated each month for a period of not less than the following twelve (12) month period.

     "Business Day" means

          (a) any day which is neither a Saturday or Sunday nor any other day on which banks are authorized or required to be closed in Dallas, Texas; and

          (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day on which dealings in Dollars are carried on in the London interbank market.

     "Capital Expenditures" means, for any period, (without duplication) the aggregate amount of all expenditures of the Borrower and its consolidated Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures including, with respect to any period, payments made by the Borrower and its consolidated Subsidiaries with respect to Capitalized Lease Liabilities incurred during such period.

     "Capital Stock" means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire interest in such Person.


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     "Capitalization" means, at any time, the sum of (a) the total Debt of the
Borrower and its consolidated Subsidiaries plus (b) the total equity of the Borrower and its consolidated Subsidiaries.

     "Capitalized Lease Liabilities" means all monetary obligations of the Borrower or any of its consolidated Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

     "Cash Equivalent Investment" means, at any time:

          (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government;

          (b) commercial paper, maturing not more than nine months from the date of issue, which is issued by

               (i) a corporation (other than an Affiliate of the Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc., or

               (ii) any Lender;

          (c) any certificate of deposit or bankers acceptance, maturing not more than one year after such time, which is issued by

               (i) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or

               (ii) any Lender; or

          (d) any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (c)) which

               (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c); and

               (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of any Lender (or other commercial banking institution) thereunder.

     "Cash Flow" means, with respect to any period, the EBITDA of the Borrower during such period less, in each case to the extent paid by the Borrower during such period, (a) cash Taxes paid by the Borrower and (b) unfunded Capital Expenditures to the extent included in the then current Budget.


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     "CERCLA" means the Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended.

     "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

     "Change in Control" means, (a) the failure of Gas Solutions Holdings Inc. to directly or indirectly own 80% of the outstanding membership interests in the General Partner and the Limited Partner, (b) the General Partner ceases to own beneficially and of record 100% of the general partner interests in the Borrower, on a fully diluted basis, or (c) the Limited Partner ceases to own beneficially and of record 80% of the limited partner interests in the Borrower, on a fully diluted basis.

     "Chapel Hill Plant" means the Chapel Hill Processing Plant acquired by the Borrower from Old Gas Solutions in the Gas Solutions Acquisition, located on the lands described in Schedule III-B, including all buildings, structures, gas processing, dehydration, compression and storage assets and equipment, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, fee interests, surface interests, mineral interests, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and the regulations promulgated thereunder.

     "Commitment" is defined in Section 2.1.1.

     "Commitment Amount" means $12,500,000, as reduced from time to time pursuant to the provisions of Section 2.2.

     "Commitment Availability" means, on any date, the excess of

          (a) the Commitment Amount, over

          (b) the aggregate outstanding principal amount of all Loans on such date.

     "Commitment Termination Date" means the earliest of

          (a) the Stated Maturity Date;

          (b) the date on which the Commitment Amount is cancelled, terminated in full or reduced to zero pursuant to Section 2.2; and

          (c) the date on which any Commitment Termination Event occurs.


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     "Commitment Termination Event" means

          (a) the occurrence of any Default described in clauses (a) through (d) of Section 9.1.9 with respect to the Borrower or any Subsidiary or any other Obligor; or

          (b) the occurrence and continuance of any other Event of Default and either

               (i) the declaration of the Loans and other Obligations to be due and payable pursuant to Section 9.3, or

               (ii) in the absence of such declaration, the giving of notice by the Administrative Agent to the Borrower that the Commitments have been terminated.

     "Consolidated Net Income" means, with respect to the Borrower and its consolidated Subsidiaries for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries for such period determined in accordance with GAAP.

     "Contingent Liability" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse,
(a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered.

     "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 hereto.

     "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated)


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under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

     "Credit Extension" means and includes the advancing of any Loans by the Lenders in connection with a Borrowing hereunder.

     "Current Ratio" means the ratio of (a) the consolidated current assets of the Borrower and its consolidated Subsidiaries to (b) the consolidated liabilities of the Borrower and its consolidated Subsidiaries (exclusive of current maturities of long-term Indebtedness owed to Lenders under this Agreement).

     "Debt" means the outstanding principal amount of all Indebtedness of the Borrower and its consolidated Subsidiaries of the nature referred to in clauses
(a) and (b) of the definition of "Indebtedness", including the outstanding principal amount of all Loans.

     "Debt Service" means, for any period, the sum, computed without duplication, of the following: (a) all amounts payable by the Borrower in respect of principal of Indebtedness under this Agreement (other than voluntary prepayments of Loans payable during such period pursuant to Section 3.1.1) during such period plus (b) all amounts payable by the Borrower in respect of Interest Expense for such period.

     "Debt Service Coverage Ratio" means, for any period, the ratio of (a) Cash Flow for such period to (b) Debt Service.

     "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Administrative Agent.

     "Distribution Payments" is defined in Section 8.2.6(a).

     "Dollar" and the sign "$" mean lawful money of the United States.

     "Domestic Office" means, relative to any Lender, the office of such Lender designated as such on its signature page hereto or designated in a Lender Assignment Notice or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto.

     "EBITDA" means for any period, the sum, without duplication, of the following:

          (a) Consolidated Net Income for such period, plus

          (b) Interest Expense for such period, plus


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          (c) all depreciation and amortization of assets (including goodwill and other intangible assets) of the Borrower and its consolidated Subsidiaries deducted in determining Consolidated Net Income for such period, plus (minus)

          (d) all federal, state, local and foreign income taxes of the Borrower and its consolidated Subsidiaries deducted (or credits added) in determining Consolidated Net Income for such period, plus (minus)

          (e) other non-cash items deducted or added in determining Consolidated Net Income for such period, including but not limited to non-cash adjustments to income pursuant to FAS 133.

     "Effective Date" means the date this Agreement becomes effective pursuant to Section 11.8.

     "Environmental Laws" means all Applicable Laws (including consent decrees and administrative orders) relating to public health and safety through protection of the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

     "Event of Default" is defined in Section 9.1.

     "Existing Hedging Agreements" is defined in Section 7.22.

     "Existing Loan" is defined in the second recital.

     "Existing Note" is defined in the second recital.

     "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day, such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three (3) leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

     "Facility" means the facility providing for the Commitment and the Loans.

     "Fiscal Quarter" means any quarter ending on the last day of March, June, September, and December of a Fiscal Year.


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     "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2004") refer to the Fiscal Year ending on the December 31 occurring during such calendar year.

     "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

     "GAAP" is defined in Section 1.4.

     "G&A Expenses" means the general and administrative expenses of the Borrower and its Subsidiaries not attributable to any particular Plant or Property, including without limitation, salaries, office rent and operating expenses, overhead and outside contractors, but excluding arms' length, third party expenses that are properly capitalized under GAAP.

     "Gas Plant Facilities" means the gas processing plants, gas and liquids transportation pipelines, gathering systems and compression, dehydration and treating facilities of the Borrower or any of its Subsidiaries now owned or hereafter acquired (including, without limitation, those which constitute a part of the Acquired Properties), and all related equipment, improvements, fixtures and appurtenances thereto acquired or being acquired, directly or indirectly, by the Borrower or any of its Subsidiaries, together with any future additions thereto, including, without limitation, the Gas Plant Facilities described in the Mortgages.

     "Gas Solutions Acquisition" means the Borrower's purchase, pursuant to the Gas Solutions Acquisition Agreement, of all the right, title and interest of Old Gas Solutions in certain assets and properties located in Texas, including without limitation, the Plants, the gathering system and the pipelines and assets related thereto.

     "Gas Solutions Acquisition Agreement" means that certain Amended and Restated Purchase and Sale Agreement, dated as of September 23, 2004, by and between Old Gas Solutions as seller and the Borrower as buyer.

     "Gas Solutions Acquisition Documents" means (a) the Gas Solutions Acquisition Agreement, (b) the Special Warranty Deed from Old Gas Solutions to the Borrower dated September 23, 2004, in respect of the Longview Plant, (c) the Special Warranty Deed from Old Gas Solutions to the Borrower dated September 23, 2004, in respect of the Chapel Hill Plant, and (d) the Assignment, Bill of Conveyance and Sale dated September 23, 2004 from Old Gas Solutions to the Borrower.

     "General Partner" means Gas Solutions GP LLC, a Delaware limited liability company and the sole general partner of the Borrower, and any successor general partner or general partners of the Borrower.

     "Government Agency" means any United States or foreign, federal, state, regional, tribal or local government or governmental department or other entity charged with the administration, interpretation or enforcement of any Applicable Law.


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     "Guaranties" means the guaranties of the Obligations, executed and delivered pursuant to Section 8.2.7, substantially in the form of Exhibit E, given by the Guarantors and each of the Borrower's other Subsidiaries, if any, as such may be amended, restated, supplemented or otherwise modified from time to time.

     "Guarantor" means any Person who delivers a Guaranty pursuant to the Loan Documents.

     "Hazardous Material" means

          (a) any "hazardous substance", as defined by CERCLA;

          (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended;

          (c) any petroleum, crude oil or fraction thereof;

          (d) any hazardous, dangerous or toxic chemical, material, waste or substance within the meaning of any Environmental Law;

          (e) any radioactive material, including any naturally occurring radioactive material, and any source, special or by-product material as defined in 42 U.S.C. ss. 2011 et seq., and any amendments or reauthorizations thereof;

(f)      asbestos-containing materials in any form or condition; or

(g)      polychlorinated biphenyls in any form or condition.

     "Hedging Agreements" means, with respect to any Person:

          (a) interest rate swap agreements, basis swap agreements, interest rate cap agreements, forward rate agreements, interest rate floor agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates, and

          (b) forward contracts, options, futures contracts, futures options, commodity swaps, commodity options, commodity collars, commodity caps, commodity floors and all other agreements or arrangements designed to protect such Person against fluctuations in the price of Hydrocarbons or other commodities.

     "Hedging Obligations" means, with respect to any Person, all liabilities (including but not limited to obligations and liabilities arising in connection with or as a result of early or premature termination of a Hedging Agreement, whether or not occurring as a result of a default thereunder) of such Person under a Hedging Agreement.

     "Highest Lawful Rate" is defined in Section 3.2.4(b).


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     "Hydrocarbons" means, collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

     "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification

          (a) which is of a "going concern" or similar nature;

          (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

          (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 8.2.4.

     "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

     "Indebtedness" of any Person means, without duplication:

          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

          (c) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

          (d) net liabilities of such Person under all Hedging Obligations;

          (e) all Capitalized Lease Liabilities;

          (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements),


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     whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

     (g) all Contingent Liabilities of such Person.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless the Administrative Agent expressly permits exclusion based on non-recourse provisions acceptable to the Administrative Agent set forth in the agreements regarding such Indebtedness.

     "Indemnified Liabilities" is defined in Section 11.4.

     "Indemnified Parties" is defined in Section 11.4.

     "Intercreditor Agreement" means that certain Intercreditor and Subordination Agreement dated as of even date herewith, among the Borrower, the Administrative Agent and the Prospect, as agent under the Prospect Credit Agreement.

     "Interest Expense" means, for any period, the consolidated interest expense of the Borrower and its consolidated Subsidiaries for such period (including all imputed interest under Hedging Agreements, but excluding all fees paid under
Section 3.3), as determined in accordance with GAAP, including the interest expense associated with any Capitalized Lease Liabilities of the Borrower and its consolidated Subsidiaries.

     "Interest Period" means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and ending on (but excluding) the day which numerically corresponds to such date in the first, second, third or sixth calendar month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided, however, that

          (a) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless, if such Interest Period applies to LIBO Rate Loans, such next following Business Day is the first Business Day of another calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

          (b) no Interest Period may end later than the Stated Maturity Date.

     "Investment" means, relative to any Person,

          (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding prepaid expenses incurred in the ordinary course of business);

          (b) any Contingent Liability of such Person; and

          (c) any ownership or similar interest held by such Person in any other Person; provided, however, that Hedging Obligations shall not be considered Investments.

     The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

     "Lender Assignment Notice" means a Lender Assignment Notice substantially in the form of Exhibit G hereto.

     "Lenders" is defined in the preamble.

     "LIBO Rate" means, with respect to each Interest Period for a LIBO Rate Loan, the rate of interest equal to the average of the rates per annum at which Dollar deposits in immediately available funds are offered to the Reference Bank's LIBOR Office in the London interbank market at or about 11:00 a.m., London, England time (or as soon thereafter as practicable) two (2) Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the applicable LIBO Rate Loan and for a period approximately equal to such Interest Period.

     "LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate.

     "LIBOR Office" means the office of each Lender designated as such on the signature page hereto or designated in a Lender Assignment Notice or such other office of such Lender (or any successor or assign of such Lender) as designated from time to time by notice from such Lender to the Borrower, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

     "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in Property to secure the payment or performance of a debt or an obligation, or other priority or preferential arrangement of any kind or nature whatsoever in respect of any Property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing.

     "Limited Partner" means Gas Solutions LP LLC, f/k/a PEC White Oak LLC, a Delaware limited liability company, and any successor limited partner or limited partners of the Borrower.

     "Loan Documents" means, on any date, this Agreement, the Notes, the Security Documents and all other agreements relating to this Agreement (including all Hedging Agreements) entered into from time to time between the Borrower (or any or all of its Subsidiaries or Affiliates) and the Administrative Agent or any Lender (or any Affiliate of any Lender), and any document delivered by the Borrower or any of its Subsidiaries in connection with any of the foregoing, as from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

     "Loan or Loans" means the loans made by the Lenders to the Borrower pursuant to their respective Commitments in accordance with Sections 2.1.

     "Longview Plant" means the Longview Gas Processing Plant acquired by the Borrower from Old Gas Solutions in the Gas Solutions Acquisition, located on the lands described in Schedule III-A, including all buildings, structures, gas processing, dehydration, compression and storage assets and equipment, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, fee interests, surface interests, mineral interests, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

     "Maintenance Capital Expenditures" means, for any period, all Capital Expenditures for the maintenance, repair or replacement of existing capital assets or incurred to maintain existing operations.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities, contractual obligations, condition (financial or otherwise) or affairs of the Borrower or any other Obligor and its Subsidiaries; or (b) a material impairment of the ability of the Borrower or any Obligor to perform under any Loan Document and to avoid any Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower, its Subsidiaries or any other Obligor of any Loan Document.

     "Material Contracts" means (a) the Gas Solutions Acquisition Documents and
(b) as to the Borrower or any of its Subsidiaries, any supply, purchase, service, employment, tax, indemnity, shareholder, member, partnership or other agreement or contract (i) for which the aggregate amount or value of services performed or to be performed for or by, or funds or other Property transferred or to be transferred to or by, the Borrower or any of its Subsidiaries as a party to such agreement or contract, or by which the Borrower or any of its Subsidiaries or any of its Properties is otherwise bound, during any Fiscal Year of such Person exceeds $500,000 (or the equivalent amount in any currency), and any and all amendments, restatements or other modifications thereof or (ii) which, if terminated, could reasonably be expected to have a Material Adverse Effect; provided, however, that, for purposes of contracts relating to purchases and sales of commodities referred to in clause (i) preceding, the $500,000 amount referred to herein shall be determined on a gross margin basis.

     "Mortgaged Properties" means the Plants, the Acquired Properties and other Gas Plant Facilities and Properties and interests described in and secured by the Mortgages, as such Properties and interests are from time to time constituted, all as further provided in Section 6.1.7.

     "Mortgages" means each Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement and Fixture Filing executed and delivered pursuant to Section 6.1.7 or Section 8.2.7, substantially in the form of Exhibit D hereto, and each other similar instrument delivered pursuant to the Loan Documents, as such may be amended, supplemented, restated or otherwise modified from time to time.

     "Notes" means the secured promissory note or notes of the Borrower payable to the order of a Lender, in the form of Exhibit A hereto (as such promissory note or notes may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

     "Obligations" means all obligations (monetary or otherwise) of the Borrower and/or each other Obligor arising under or in connection with this Agreement, the Notes and each other Loan Document, including all Hedging Obligations arising under Hedging Agreements between the Borrower (or any Affiliate of the Borrower) and a Lender (or any Affiliate of a Lender).

     "Obligor" means the Borrower, any of its Subsidiaries or any other Person (other than the Administrative Agent, a Lender or any Affiliate of a Lender that is a counterparty to a Hedging Agreement) obligated under, or otherwise a party to, any Loan Document.

     "Old Gas Solutions" means Gas Solutions, Ltd., a Texas limited partnership, and its successors and assigns.

     "Organic Document" means, relative to any corporate Obligor, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, and, relative to any partnership Obligor, its partnership agreement, and relative to any limited liability company Obligor, its regulations, operating agreement or limited liability company agreement.

     "Participant" is defined in Section 11.11.2.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multi-employer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

     "Percentage" means, relative to any Lender in respect of all Loans, the percentage set forth on Schedule IV of this Agreement attributable to such Lender, as the same may be adjusted from time to time pursuant to Lender Assignment Notice(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 11.11.

     "Person" means any natural person, corporation, partnership, joint venture, limited liability company, firm, association, trust, Government Agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Plan" means any Pension Plan or Welfare Plan.

     "Plants" means the Longview Plant and the Chapel Hill Plant.

     "Pledge Agreement" means a pledge agreement (including a pledge agreement substantially in the form of Exhibits F-1, F-2 and F-3 hereto) delivered pursuant to Section 8.2.7, in each case as such may be amended, supplemented, restated or otherwise modified from time to time.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Prospect" is defined in the second recital.

     "Prospect Credit Agreement" means that certain Credit Agreement dated as of even date herewith, by and among Gas Solutions Holdings Inc., a Delaware corporation, as the borrower, certain institutional lenders from time to time parties thereto as lenders, and Prospect, as administrative agent for the Lenders.

     "Prospect Indemnity Documents" is defined in Section 6.1.3.

     "Prospect Loan Documents" means the "Loan Documents" as defined in the Prospect Credit Agreement.

     "Quarterly Payment Date" means, commencing December 31, 2004 and the last Business Day of each Fiscal Quarter thereafter.

     "Reference Bank" means First American Bank, SSB, or such other financial institution as agreed to by the Administrative Agent and the Borrower.

     "Release" means a "release," as such term is defined in CERCLA.

     "Remedial Action" means any action under Environmental Laws required to (a) clean up, remove, treat, dispose of, abate, or in any other way address pollutants (including Hazardous Materials) in the environment, (b) prevent the Release or threat of a Release or minimize the further Release of pollutants, or
(c) investigate and determine if a remedial response is needed and to design such a response and any post-remedial investigation, monitoring, operation, and maintenance and care.

     "Required Lenders" means, at any time, Lenders holding, in the aggregate, at least 66-2/3% of the then outstanding principal amount of all Loans or, if no such principal amount is outstanding, Lenders having Percentages aggregating at least 66-2/3% of the Commitment Amount.

     "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

     "Restricted Payment Tests" means compliance with each of the following restrictions (both before and immediately after giving effect to the applicable Distribution Payment):

          (a) such Distribution Payment shall be made only after all prepayments required to have been made by Section 3.1 on the date of such Distribution have theretofore been made;

          (b) such Distribution Payment, together with all other Distribution Payments made in any Fiscal Quarter, does not exceed 75% of the Available Cash Flow for such Fiscal Quarter;

          (c) Borrower's EBITDA, as measured on an annualized basis for the Fiscal Quarters ending on September 30, 2004, December 31, 2004 and March 31, 2005, and thereafter on a trailing four Fiscal Quarters basis, is not less than $4,000,000; and

          (d) no Default shall have occurred and be continuing.

     "Security Agreement" means a security agreement and any similar instrument or agreement executed and delivered pursuant to Section 6.1.5 or Section 8.2.7, substantially in the form of Exhibit C, and each other security agreement delivered pursuant to the Loan Documents, in each case as such may be amended, supplemented, restated or otherwise modified from time to time.

     "Security Documents" means, collectively, (a) the Guaranties, (b) the Pledge Agreements, (c) the Mortgages, and (d) the Security Agreements, together with any exhibits, schedules and other attachments to such documents and any financing statements related thereto, as such documents, exhibits, schedules, attachments or financing statements may be, from time to time, amended, supplemented, restated or otherwise modified.

     "Stated Maturity Date" means December 22, 2010.

     "Subsidiary" means, with respect to any Person, (a) any corporation of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, (b) any partnership, limited liability company, joint venture, association or other business entity in which more than 50% of the equity interest or voting power is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person or (c) any partnership in which such Person is a general partner.

     "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

     "Taxes" is defined in Section 5.6.

     "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

     "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

     "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA.

     SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Note, Continuation/Conversion Notice, notice and other communication or other Loan Document delivered from time to time in connection with this Agreement or any other Loan Document.

     SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section in this Agreement or other Loan Document, as applicable.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

               (iii) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and
     (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Administrative Agent by way of consent, approval or waiver shall be deemed modified by the phrase "in its sole discretion" or "in their sole discretion," as the case may be.

          (f) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Lenders, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent's and the Lender's involvement in their preparation.

     SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 8.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles ("GAAP"), as applied in the preparation of the financial statements referred to in Section 7.7.

                                   ARTICLE II

                   COMMITMENTS, BORROWING PROCEDURES AND NOTES

     SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make loans (relative to each Lender, its "Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing of Loans requested by the Borrower to be made pursuant to the Commitments on such day described in this
Section 2.1.

     SECTION 2.1.1. Commitment. On the terms and subject to the conditions of this Agreement (including Article V), each Lender will make Loans on the Effective Date to the Borrower in an amount equal to such Lender's Percentage of the Commitment Amount. The commitment of each Lender described in this Section
2.1.1 is herein referred to as its "Commitment". On the terms and subject to the conditions of this Agreement, the Borrower may from time to time prepay Loans, but may not reborrow any amounts prepaid or repaid.

     SECTION 2.1.2. Term Loan Facility. Notwithstanding anything to the contrary in this Agreement, this is not a revolving credit facility.

     SECTION 2.2. Reduction of Commitment Amount. On the Commitment Termination Date, the Commitment Amount shall be reduced to zero.

     SECTION 2.3. Borrowing Procedure. By delivering a Borrowing Request to the Administrative Agent on or before the Effective Date, the Borrower may irrevocably request that a Borrowing be made on the Effective Date in the amount of the Commitment Amount. On the terms and subject to the conditions of this Agreement, such Borrowing shall be of the type of Loan and shall be made in accordance with such Borrowing Request. On the terms and subject to the conditions of this Agreement, on the Effective Date each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender's Percentage of the Commitment Amount. Such deposit will be made to an account, located in the State of Texas, which the Administrative Agent shall specify by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

     SECTION 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m. (Central Time) on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three (3) nor more than five (5) Business Days' notice, that all, or any portion in an aggregate minimum amount of $250,000 and an integral multiple of $50,000, of any Base Rate Loans, be converted into a LIBO Rate Loan, or of any LIBO Rate Loans, be converted into a Base Rate Loan or continued as a LIBO Rate Loan (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO

Rate Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that
(a) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, and (b) no portion of the outstanding principal amount of any LIBO Rate Loan may be continued as, and no portion of the outstanding principal amount of any Base Rate Loan may be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

     SECTION 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.

     SECTION 2.6. Loan Accounts and Notes.

          (a) The Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. The loan accounts or records maintained by such Lender shall, in the absence of manifest error, be final and conclusive and binding as to the amount of the Loans made by such Lender to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.

          (b) Each Lender's Loans shall also be evidenced by a Note or Notes payable to the order of such Lender in an aggregate principal amount not to exceed such Lender's Percentage of the Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Notes (or on any continuation of such grid) or in other books and records maintained by such Lender, which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and interest period applicable to the Loans evidenced thereby (the Borrower may from time to time reasonably request a copy of such grid). Such notations shall, in the absence of manifest error, be final and conclusive and binding as to the matters described therein; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor.

     SECTION 2.7. Purposes. The Borrower shall apply the proceeds of each Loan only in the following manner:

          (a) to repay or refinance a portion of the Existing Loan;

          (b) fees or premiums associated with Hedging Obligations that are permitted under Section 8.2.14; and

          (c) for working capital purposes and general business purposes (including, without limitation, to finance Capital Expenditures).

                                  ARTICLE III

                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

     SECTION 3.1. Repayments and Prepayments. The Borrower shall repay the unpaid principal amount of the Loans as set forth in this Section 3.1.

     SECTION 3.1.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan, and each Loan shall mature and be due and payable, on the Stated Maturity Date. Prior thereto, the Borrower

          (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that

               (i) any such prepayment shall be made pro rata among Loans of the same type in accordance with the provisions of Section 5.7;

               (ii) all such voluntary prepayments shall require at least one
          (1) Business Day's prior written notice to the Administrative Agent (which notice is irrevocable) stating the date and amount of such prepayment and the type of Loan to be prepaid; and

               (iii) all such voluntary prepayments shall be in an aggregate minimum amount of $100,000 and an integral multiple of $50,000;

          (b) shall, on each date when any reduction in the Commitment Amount shall become effective, including pursuant to Section 2.2, make a mandatory prepayment (which shall be applied (or held for application, as the case may be) by the Lenders to the payment of the aggregate unpaid principal amount of those Loans then outstanding) equal to the excess, if any, of the aggregate outstanding principal amount of all Loans over the Commitment as so reduced;

          (c) shall, pursuant to the terms and conditions hereof, commencing on the Quarterly Payment Date occurring on June 30, 2005, and on each Quarterly Payment Date thereafter, make a payment on the Loans in an amount equal $543,479;

          (d) shall, on the Stated Maturity Date, pay an amount necessary to pay in full the outstanding principal amount of the Loans; and

          (e) shall, immediately upon any acceleration of the Loans pursuant to
     Section 9.2 or Section 9.3, repay all Loans, unless, pursuant to Section 9.3, only a portion of all Loans is so accelerated.

Each payment or prepayment of any Loans made pursuant to this Section shall be without premium or penalty. Except as otherwise specified in this Section 3.1.1, prepayments of the Loans shall be applied, to the extent of such prepayment, in the following order of priority: first, to repay all unpaid expenses and fees then due and owing to the Administrative Agent or the Lenders; second, to repay interest on such Loans; and third, to repay principal on such Loans in the inverse order of maturity.

     SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

     SECTION 3.2.1. Rate. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

          (a) on that portion maintained from time to time as Base Rate Loans, equal to the lesser of (i) the sum of the Alternate Reference Rate plus the Applicable Margin with respect to Loans from time to time in effect, and
     (ii) the Highest Lawful Rate; and

          (b) on that portion maintained as LIBO Rate Loans, during each Interest Period applicable thereto, equal to the lesser of (i) the sum of the LIBO Rate for such Interest Period plus the Applicable Margin with respect to Loans, and (ii) the Highest Lawful Rate.

     All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

     SECTION 3.2.2. Post-Maturity Rates. Subject to Section 3.2.4, after (w) the date any principal amount of any Loan shall have become due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) until such payment is made in full, (x) the date any other monetary Obligation of the Borrower shall have become due and payable beyond any applicable grace period until such payment is made in full or (y) the date any other Event of Default shall have occurred (and so long as such Event of Default shall be continuing), the Borrower shall pay, but only to the extent permitted by Applicable Law, interest (after as well as before judgment) on all Obligations at a rate per annum equal to

          (a) with respect to Loans that are LIBO Rate Loans, for the period from the date such Loan becomes due and payable to the end of the then applicable Interest Period, the higher of (i) the sum of the LIBO Rate for such Interest Period plus the Applicable Margin plus a margin of two percent (2%), or (ii) the sum of the Alternate Reference Rate plus the Applicable Margin plus a margin of two percent (2%); or

          (b) with respect to Loans that are Base Rate Loans, the sum of the Alternate Reference Rate plus the Applicable Margin plus a margin of two percent (2%); or

          (c) in all other cases, the sum of the interest rate described in
     Section 3.2.1(b)(i) plus a margin of two percent (2%);

; provided that the interest set forth in clauses (a) through (c) above shall not exceed the Highest Lawful Rate.

          (d) the Highest Lawful Rate.

     SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

          (a) on the Stated Maturity Date;

          (b) on the date of any optional or required payment or prepayment, in whole or in part, of principal outstanding on such Loan and on that portion of such Loan so paid or prepaid;

          (c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date and on each date on which a Base Rate Loan is converted into a LIBO Rate Loan;

          (d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period and, if such Interest Period shall exceed three
     (3) months, on the last day of the third month of such Interest Period and on each date on which a LIBO Rate Loan is converted into a Base Rate Loan;

          (e) on that portion of any Loans which is accelerated pursuant to
     Section 9.2 or Section 9.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount shall have become due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

     SECTION 3.2.4. Maximum Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the Obligations of the Borrower to the Lenders and the Administrative Agent under this Agreement and the other Loan Documents shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of Applicable Law limiting rates of interest which may be charged or collected by the Lenders. Accordingly, if the transactions contemplated hereby and by the other Loan Documents would be usurious under Applicable Law with respect to the Lenders then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is agreed as follows:

          (a) the provisions of this Section 3.2.4 shall govern and control;

          (b) the aggregate of all consideration which constitutes interest under Applicable Law that is contracted for, charged or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement and the other Loan Documents by the Lenders shall under no circumstances exceed the maximum amount of interest allowed by Applicable Law (such maximum lawful interest rate, if any, with respect to the Lenders herein called the "Highest Lawful Rate"), and any excess shall be credited to the Borrower by the Lenders (or, if such consideration shall have been paid in full, such excess refunded to the Borrower);

          (c) all sums paid, or agreed to be paid, to the Lenders for the use, forbearance and detention of the indebtedness of the Borrower to the Lenders hereunder shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and

          (d) if at any time the interest provided pursuant to Sections 3.2.1 and 3.2.2 together with any other fees payable pursuant to this Agreement and the other Loan Documents and deemed interest under Applicable Law, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees to accrue to the Lenders pursuant to this Agreement and the other Loan Documents shall be limited, notwithstanding anything to the contrary in this Agreement or any other Loan Document, to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lenders pursuant to this Agreement and the other Loan Documents below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement and the other Loan Documents and such fees deemed to be interest equals the amount of interest which would have accrued to such Lenders if a varying rate per annum equal to the interest provided pursuant to Sections 3.2.1 and 3.2.2 had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section 3.2.4.

     SECTION 3.3. Fees. The Borrower agrees to pay the fees set forth in this
Section 3.3. All such fees shall be non-refundable.

     SECTION 3.3.1. Facility Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender, a nonrefundable facility fee of $62,500 (0.5% x $12,500,000); which fee shall be reduced by any amounts paid by Borrower to the Administrative Agent as an application fee.

                                   ARTICLE IV

                                    RESERVED



                                   ARTICLE V

                   CERTAIN INTEREST RATE AND OTHER PROVISIONS

     SECTION 5.1. LIBO Rate Lending Unlawful. If any Lender shall reasonably determine that the introduction of or any change in or in the interpretation by any Government Agency of any law makes it unlawful, or any central bank or other Government Agency asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of all Lenders to make, continue, maintain or convert into any such LIBO Rate Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Borrower, the Administrative Agent and each other Lender, that the circumstances causing such suspension no longer exist, and all LIBO Rate Loans shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion; provided, that if circumstances subsequently change so a Lender shall not continue to be so affected, the Administrative Agent shall, by notice to the Borrower, reinstate its obligations to make, convert, maintain or continue Loans as, or into, LIBO Rate Loans.

     SECTION 5.2. Deposits Unavailable. If the Administrative Agent or any Lender shall have reasonably determined that:

          (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Administrative Agent or such Lender in its relevant market, or

          (b) by reason of circumstances affecting the Administrative Agent's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and each other Lender the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or convert any Loans into, LIBO Rate Loans, shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

     SECTION 5.3. Increased Loan Costs, etc. If by reason of

          (a) any change in Applicable Law after the Effective Date or any change in the interpretation or application by any judicial or regulatory authority of any Applicable Law, or

          (b) compliance by any Lender with any direction, request or requirement, whether or not having the force of law, of any Government Agency, including Regulation D of the F.R.S. Board:

               (i) any Lender shall be subject to any tax (other than taxes on net income and franchises), levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to any payment due under any LIBO Rate Loan or other amounts due under this Agreement, whether directly or by such being imposed on or suffered by such Lender;

               (ii) any reserve, deposit or similar requirement is or shall be applicable, increased, imposed or modified in respect of any extensions of credit or other assets of, or any deposits with or other liabilities of, any Lender or Loans made by such Lender, or against any other funds, obligations or other property owned or held by, such Lender and such Lender actually incurs such additional costs; or

               (iii) there shall be imposed on any Lender any other condition affecting this Agreement (or any of such extensions of credit or liabilities),

and the result of the foregoing is directly or indirectly to increase the cost to such Lender of making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans, or to reduce any amount receivable in respect thereof by such Lender, then and in any such case such Lender may, at any time after the additional cost is incurred or the amount received is reduced, notify the Borrower and the Administrative Agent thereof, and the Borrower shall pay, within three (3) Business Days after written demand therefor, such amounts as such Lender may specify to be necessary to compensate such Lender for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate equal at all times to three percent (3%) per annum over the then applicable interest rate. The determination by such Lender of any amount due pursuant to this Section, as set forth in a statement setting forth the calculation thereof in reasonable detail, shall in the absence of manifest error, be final and conclusive and binding on all of the parties hereto; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions.

     SECTION 5.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

          (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise;

          (b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor by reason of any act or omission by the Borrower or failure of a condition precedent to be satisfied;

          (c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/ Conversion Notice therefor by reason of any act or omission by the Borrower; or

          (d) any repayment or prepayment of the principal amount of any Loans on a date other than on the dates required under Section 3.1.1(c);

then, upon the written notice of such Lender to the Borrower and the Administrative Agent, the Borrower shall, within three (3) Business Days of its receipt thereof, pay to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall in the absence of manifest error, be final and conclusive and binding on the Borrower.

     SECTION 5.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any Applicable Law by any Government Agency after the Effective Date, affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling any Lender, and such Lender reasonably determines that the rate of return on its or such controlling Person's capital as a consequence of its Commitments hereunder or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower and the Administrative Agent, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall in the absence of manifest error, be final and conclusive and binding on all of the parties hereto; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any additional amount or amounts more than 180 days prior to the date such Lender notifies the Borrower of the circumstances giving rise to such reduction in its rate of return. In determining such amount, such Lender may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable.

     SECTION 5.6. Taxes.

          (a) All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, levies, assessments, imposts, deductions, fees, duties, withholdings or other charges and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law then (unless the Borrower already knows of such withholding or deduction, upon notice thereof from the Lender) the Borrower will

               (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

               (ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

               (iii) pay to the Administrative Agent for the account of the relevant Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received and retained had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or any Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted.

          (b) If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent for the account of the relevant Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes or other liability (including interest, expenses or penalties) that may become payable by any Lender as a result of any such failure, whether or not such Taxes or liabilities were correctly or legally asserted. Payment under this indemnity shall be made within three (3) Business Days after the date the Administrative Agent makes written demand therefor. For purposes of this Section 5.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

          (c) Upon the request of the Borrower, each Assignee Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payment in respect of the Borrowings, execute and deliver to the Borrower, on or about January 15 of each calendar year, one or more (as the Borrower may reasonably request) United States Internal Revenue Service Forms W-8 BEN or Forms W-8 ECI or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Assignee Lender is exempt from withholding or deduction of Taxes.

     SECTION 5.7. Payments, Computations, etc. Unless otherwise expressly provided in this Agreement, all payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the Administrative Agent for the account of the parties entitled to receive such payment. All such payments shall be made without setoff, deduction or counterclaim, not later than 2:00 p.m. (Central Time) on the date due, in U.S. Dollars in same day or immediately available funds, to such account with the Administrative Agent in Dallas, Texas as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest and fees is payable over a year comprised of three hundred and sixty (360) days (or, in the case of interest on a Base Rate Loan (other than when calculated with respect to the Federal Funds Rate), three hundred and sixty-five (365) days or, if appropriate, three hundred and sixty-six (366) days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term "Interest Period" with respect to LIBO Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

     SECTION 5.8. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 5.3, 5.4 and 5.5) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender, the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of

          (a) the amount of such selling Lender's required repayment to the purchasing Lender to

          (b) the total amount so recovered from the purchasing Lender)

of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 5.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

     SECTION 5.9. Setoff. The Administrative Agent and each Lender shall, upon the existence of any Default described in clauses (a) through (d) of Section
9.1.9 or, with the consent of the Administrative Agent, upon the existence of any other Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to the Administrative Agent and each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or otherwise held by the Administrative Agent or each Lender. The Administrative Agent and each Lender agree promptly to notify the Borrower after any such setoff and application made by the Administrative Agent or such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 5.9 are in addition to other rights and remedies (including other rights of setoff under Applicable Law or otherwise) which the Administrative Agent or such Lender may have.

     SECTION 5.10. Use of Proceeds. The Borrower shall apply the proceeds of each Borrowing only in accordance with Section 2.7; without limiting the foregoing, no proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any "margin stock", as defined in F.R.S. Board Regulation T, U, or X.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1. Initial Credit Extension. The obligation of each Lender to make the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 6.1.

     SECTION 6.1.1. Resolutions, etc. The Administrative Agent shall have received from the Borrower, the General Partner and each of the Borrower's Subsidiaries, and approved the attachments to. a certificate, dated the date of the initial Credit Extension, of the respective Secretary or Assistant Secretary of each of the Borrower, the General Partner and the Borrower's Subsidiaries, respectively, as to

          (a) resolutions of the respective Boards of Directors or similar governing body of the Borrower, the General Partner or each such Subsidiary then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Notes and each other Loan Document to be executed by it, whether on its own behalf or on behalf of the Borrower;

          (b) the incumbency and signatures of those of its officers or Persons authorized to act with respect to this Agreement, the Notes and each other Loan Document executed by it, whether on its own behalf or on behalf of the Borrower;

          (c) the Organic Documents of the Borrower, the General Partner and each such Subsidiary; and

          (d) evidence that each of the Borrower, the General Partner and each such Subsidiary is in existence and/or good standing under the laws of the jurisdiction of its respective organization and in each of the jurisdictions where the Mortgaged Properties are located, upon which certificates the Administrative Agent and the Lenders may conclusively rely until the Administrative Agent shall have received a further certificate of the Secretary of the Borrower canceling or amending such prior certificate.

     SECTION 6.1.2. Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender, its Note duly executed and delivered by the Borrower.

     SECTION 6.1.3. Indemnity Agreement and Related Documents. The Administrative Agent shall have received (a) counterparts of an Indemnity Agreement, Deposit Account Control Agreement and a Deposit Account Security Agreement (collectively the "Prospect Indemnity Documents") (each in form and substance acceptable to the Administrative Agent), each dated as of the date hereof, duly executed by Prospect and, where applicable, by U.S. Bank National Association, together with authenticated copies of Uniform Commercial Code financing statements (Form UCC-1), in proper form for filing, naming Prospect as the debtor and the Administrative Agent as the secured party, or other similar instruments or documents, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to such Security Agreement, and (b) evidence (satisfactory to the Administrative Agent) of delivery by Prospect of the funds into the Deposit Account described in the Prospect Indemnity Documents.

     SECTION 6.1.4. Reserved.

     SECTION 6.1.5. Security Agreement. The Administrative Agent shall have received executed counterparts of a Security Agreement dated as of the date hereof, duly executed by the Borrower, and each of the Borrower's Subsidiaries, as applicable, together with

          (a) authenticated copies of Uniform Commercial Code financing statements (Form UCC-1), in proper form for filing, naming the Borrower (or its Subsidiary, as applicable) as the debtor and the Administrative Agent as the secured party, or other similar instruments or documents, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to such Security Agreement; and

          (b) authenticated copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in such Security Agreement or any other Security Document previously granted by any Person together with such other Uniform Commercial Code Form UCC-3 termination statements as the Administrative Agent may request from the Borrower; provided, however, that Liens held by Prospect pursuant to the Prospect Credit Agreement need not be released or terminated, but shall be subordinated to the Obligations under this Agreement pursuant to the Intercreditor Agreement.

     SECTION 6.1.6. Intercreditor Agreement. The Administrative Agent shall have received a fully-executed, original counterpart of the Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent.

     SECTION 6.1.7. Mortgage. The Administrative Agent shall have received counterparts of a Mortgage relating to the Gas Plant Facilities, in each case dated as of a recent date and duly executed by the Borrower and/or its Subsidiaries, as applicable, together with

          (a) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable effectively to create a valid, perfected first priority Lien against the Properties purported to be covered thereby;

          (b) favorable mortgagee's title opinions or mortgagee's title insurance policies in favor of the Administrative Agent and all Lenders (in form and substance and issued by title counsel satisfactory to the Administrative Agent, substantially in the form of Exhibit I hereto or title insurers satisfactory to the Administrative Agent, as applicable), with respect to the Plants and opining that the Borrower's and/or its Subsidiaries' title to such property is good and marketable and valid and that the interests created by the Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than subordinated Liens in favor of Prospect pursuant to the Intercreditor Agreement, and as approved by the Administrative Agent or permitted by this Agreement; and

          (c) such other approvals, opinions, or documents as the Administrative Agent may request.

     SECTION 6.1.8. Opinions of Counsel. The Administrative Agent shall have received opinions, dated the date of the initial Credit Extension and addressed to the Administrative Agent and all Lenders (1) from

          (a) Mayer, Brown, Rowe & Maw LLP, counsel to the Borrower and the other Obligors, substantially in the form of Exhibit H hereto; and

          (b) Bill Whitehurst, special title counsel to the Borrower, or other title counsel acceptable to the Administrative Agent, substantially in the form of Exhibit I-1 hereto.

and (2) covering the Prospect Indemnity Documents, in form and substance acceptable to the Administrative Agent.

     SECTION 6.1.9. UCC-11s. The Administrative Agent shall have received certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near to the Effective Date, listing all effective financing statements which name the Borrower, its Subsidiaries, the General Partner and each other Obligor (under their present names and any previous names) as the debtor and which are filed in the State of Texas, together with copies of such financing statements (none of which (except for Liens in favor of Prospect under the Prospect Credit Agreement) shall cover any collateral described in the Mortgages or other Security Documents).

     SECTION 6.1.10. Evidence of Insurance. The Administrative Agent shall have received copies of certificates of insurance satisfactory to it evidencing the existence of all insurance required to be maintained by the Borrower by this Agreement and the other Loan Documents.

     SECTION 6.1.11. Engineering Reports. The Administrative Agent shall have received copies of engineering reports from Cawley, Gillespie & Associates, Inc. dated as of September 10, 2004, and from Purvin & Gertz dated as of September 2004 and from Pollard, Gore & Harrison dated as of September 2004.

     SECTION 6.1.12. Environmental Report. The Administrative Agent shall have received copies of (a) the Phase I environmental assessment dated August 2004, prepared by Environmental Compliance Associates, Inc. with respect to the Mortgaged Properties, and (b) the letter from Pilko & Associates, LP dated September 16, 2004 relating to the report described in clause (a).

     SECTION 6.1.13. Financial Statements. Administrative Agent shall have received such financial statements concerning the Borrower and its Subsidiaries as the Administrative Agent shall have requested, and the audited financials for Old Gas Solutions for each of the fiscal years ending December 31, 2001, December 31, 2002 and December 31, 2003 and for the period ended September 23, 2004.

     SECTION 6.1.14. Gas Solutions Acquisition. The Administrative Agent shall have received a copy of the Gas Solutions Acquisition Documents, certified by an Authorized Officer of the Borrower as being true, correct and complete in all material respects.

     SECTION 6.1.15. Satisfactory Due Diligence. The Administrative Agent and the Lenders shall have completed and be satisfied with their review of

          (a) the title to and environmental condition of the Gas Plant Facilities;

          (b) the Borrower's year-to-date financial performance through the Effective Date;

          (c) the business, legal, accounting and management structure of the Borrower, including the capital structure of the Borrower;

          (d) the Borrower's insurance policies currently in full force and effect;

          (e) to the extent not described above, the assets, liabilities (including pension liabilities, whether absolute or contingent), insurance, organization, structure, property ownership, contingent liabilities, government approvals, hedging policies and programs, debt agreements, real estate leases, and material contracts of the Borrower, as well as other matters relating the Borrower, its Subsidiaries and Old Gas Solutions, as the Administrative Agent deems appropriate, in each case of clauses (a) through (e) above, in form, substance, scope, and methodology, and with conclusions, satisfactory to the Administrative Agent and the Lenders in their sole and absolute discretion and, since the date of such review, there has been no material change in respect thereof.

     SECTION 6.1.16. Other Documents. The Administrative Agent and each Lender shall have received and approved copies of the Material Contracts and copies of the Prospect Loan Documents.

     SECTION 6.1.17. Closing Fees, Expenses, etc. The Administrative Agent shall have received, for its own account, or for the account of each Lender, as the case may be, all reasonable costs and expenses due and payable pursuant to Sections 3.3 and 11.3, if then invoiced.

     SECTION 6.2. All Credit Extensions. The obligation of each Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth in this
Section 6.2.

     SECTION 6.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 9.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds of any Borrowing) the following statements shall be true and correct

          (a) the representations and warranties set forth in Article VII (excluding, however, those contained in Section 7.9) and in the other Loan Documents shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

          (b) (i) except as disclosed in Item 7.9 of the Disclosure Schedule by the Borrower to the Administrative Agent and Lenders pursuant to Section 7.9, no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, or any of their respective Properties, businesses, assets or revenues, which has or would reasonably be expected to have a Material Adverse Effect or which would materially and adversely affect the ability of the Borrower and its Subsidiaries to perform their obligations under the Loan Documents; and

               (ii) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 7.9 which has or would reasonably be expected to have a Material Adverse Effect; and

          (c) no Default shall have then occurred and be continuing, and neither the Borrower nor any other Obligor are in material violation of any Applicable Law or court order or decree if such violation has or would reasonably be expected to have a Material Adverse Effect.

     SECTION 6.2.2. Credit Request. The Administrative Agent shall have received a Borrowing Request for such Credit Extension. Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of the Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof), the statements made in Section 6.2.1 are true and correct.

     SECTION 6.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries shall be satisfactory in form and substance to the Administrative Agent and its counsel; the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

                                  ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

     In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants unto Administrative Agent and each Lender as set forth in this Article VII.

     SECTION 7.1. Organization, etc. The Borrower is a Texas limited partnership, General Partner is a Delaware limited liability company, and each other Subsidiary of the Borrower is a corporation, limited liability company or limited partnership, each validly organized and existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing as a foreign corporation, company or limited partnership in each jurisdiction where the nature of its business requires such qualification, where the failure so to qualify would have a Material Adverse Effect and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its Property and to conduct its business substantially as currently conducted by it, in each case where the failure so to do would have a Material Adverse Effect.

     SECTION 7.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower, the General Partner and each other Obligor of this Agreement, the Notes and each other Loan Document executed or to be executed by it are within the Borrower's, the General Partner's and each such Obligor's corporate, company or partnership powers, have been duly authorized by all necessary corporate, company or partnership or other action, as the case may be, on the part of the Borrower or such other Obligor and do not

          (a) contravene the Borrower's, the General Partner's or such Obligor's Organic Documents;

          (b) contravene or result in any violation of or default under, in any material respect, any Applicable Law or any material contractual restriction, court decree or order, in each case binding on or affecting the Borrower, the General Partner or any other Obligor or any Properties, businesses, assets or revenues of the Borrower, the General Partner or any other Obligor;

          (c) result in, or require the creation or imposition of, any Lien on (except for the Liens of the Loan Documents) any of the Borrower's, the General Partner's or any other Obligor's Properties, businesses, assets or revenues.

     SECTION 7.3. Government Approval, Regulation, etc. Except for those which have been obtained, no authorization or approval or other action by, and no notice to or filing with, any Government Agency or other Person is required for the due execution, delivery or performance by the Borrower or any other Obligor of this Agreement, the Notes or any other Loan Document to which it is a party.

     SECTION 7.4. Investment Company Act. Neither the Borrower nor any of its Subsidiaries, is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 7.5. Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     SECTION 7.6. Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document executed by the Borrower or any of its Subsidiaries will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower and such Subsidiaries, as applicable, enforceable in accordance with their respective terms, and each Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, be the legal, valid and binding obligation of such Obligor enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

     SECTION 7.7. Financial Information. The audited financial statements described in Section 6.1.13, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the partnerships, corporations and limited liability companies covered thereby as at the date thereof and the results of their operations for the periods then ended, and show all material Indebtedness of Old Gas Solutions, or the Borrower and its consolidated Subsidiaries, as the case may be, as of the date thereof, including liabilities for taxes, material commitments and Contingent Liabilities.

     SECTION 7.8. No Material Adverse Change. Since September 23, 2004, there has been no change in the financial condition, operations, assets, business, Properties (including the Gas Plant Facilities) or prospects of the Borrower or its Subsidiaries that has or would reasonably be expected to have a Material Adverse Effect.

     SECTION 7.9. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective Properties, businesses, assets or revenues, which has or would reasonably be expected to have a Material Adverse Effect, except as disclosed in
Item 7.9 ("Litigation") of the Disclosure Schedule.

     SECTION 7.10. Ownership of Properties. Each of the Borrower and each of its Subsidiaries has good and marketable title to its Properties (including, without limitation, the Gas Plant Facilities), free and clear of all Liens except (a) as disclosed in Item 7.10 of the Disclosure Schedule or specified in the opinions delivered pursuant to Sections 6.17(b) and 6.1.8 or (b) as permitted by Section
8.2.3. The Administrative Agent has received currently effective, duly executed Mortgages and other Loan Documents encumbering (i) the Gas Plant Facilities and
(ii) all other Property of the Borrower and its Subsidiaries. All real property leases that cover or constitute part of the Gas Plant Facilities are disclosed in Item 7.10 ("Real Property Leases") of the Disclosure Schedule. None of such real property leases requires the consent or approval of the lessor in order to transfer the lessee's interest therein.

     SECTION 7.11. Taxes. Each of the Borrower and its Subsidiaries has filed all Federal and other tax returns and reports required by Applicable Law to have been filed by it and has paid all taxes and other governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     SECTION 7.12. Pension and Welfare Plans. During the twelve-consecutive-month period prior to the Effective Date and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which would reasonably be expected to result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 7.12 ("Employee Benefit Plans") of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

     SECTION 7.13. Compliance with Law. Neither the Borrower nor any of its Subsidiaries (a) is in violation of any Applicable Law of, or is in violation of the terms of any Approval issued by any Government Agency; or (b) has failed to obtain any Approval necessary to ownership of any of its properties or the conduct of its business (including without limitation any such authorization from the Federal Energy Regulatory Commission, the Texas Railroad Commission, the U.S. Minerals Management Service, the U.S. Bureau of Land Management, the U.S. Bureau of Indian Affairs or any state conservation commission or similar body); in each case, which violation or failure would reasonably be expected to have a Material Adverse Effect.

     SECTION 7.14. Claims and Liabilities. Except as disclosed to the Lenders in
Item 7.14 ("Claims and Liabilities") of the Disclosure Schedule or otherwise permitted under this Agreement, (a) neither the Borrower nor any of its Subsidiaries has accrued any liabilities under Material Contracts or gas purchase contracts for gas not taken, but for which it is liable to pay if not made up; (b) no claims exist against the Borrower or any of its Subsidiaries for gas imbalances or under advance payment contracts; and (c) no purchaser of product supplied by the Borrower or any of its Subsidiaries has any claim against the Borrower or any of its Subsidiaries for product paid for, but for which delivery was not taken as and when paid for.

     SECTION 7.15. No Prohibition on Perfection of Security Documents. None of the terms or provisions of any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or the property of the Borrower or any of its Subsidiaries is bound prohibit the filing or recordation of any of the Loan Documents or any other action which is necessary or appropriate in connection with the perfection of the Liens evidenced and created by any of the Loan Documents.

     SECTION 7.16. Solvency. Neither the Borrower nor any of its Subsidiaries nor the General Partner is "insolvent", as such term is used and defined in the United States Bankruptcy Code, 11 U.S.C. ss. 101, et seq.

     SECTION 7.17. Environmental Warranties. Except as disclosed in Item 7.17 ("Environmental Matters") of the Disclosure Schedule or the reports delivered pursuant to Section 6.1.12:

          (a) all facilities and Property (including underlying groundwater) owned, leased or operated by the Borrower or any of its Subsidiaries, including the Gas Plant Facilities, have been (to the Borrower's or a Subsidiary of Borrower's knowledge), and continue to be, owned, leased or operated by the Borrower or any of its Subsidiaries in compliance in all material respects with all Environmental Laws;

          (b) there have been no past (to the Borrower's or a Subsidiary of Borrower's knowledge), and there are no pending or threatened

               (i) claims, complaints, notices or inquiries to, or requests for information received by, the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, that, singly or in the aggregate, gives rise or would reasonably be expected to give rise to a material liability, or

               (ii) claims, complaints, notices or inquiries to, or requests for information received by, the Borrower or any of its Subsidiaries regarding potential liability of a material nature under any Environmental Law or under any common law theories relating to operations or the condition of any facilities or Property (including underlying groundwater) owned, leased or operated by the Borrower or any of its Subsidiaries that, singly or in the aggregate, gives rise or would reasonably be expected to give rise to a material liability,

          (c) to the Borrower's or a Subsidiary of Borrower's knowledge, there have been no Releases of Hazardous Materials at, on or under any Property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, gives rise or would reasonably be expected to give rise to a material liability,

          (d) each of the Borrower and its Subsidiaries, as applicable, has been issued and is in compliance in all material respects with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for its business where the failure to do so would reasonably be expected to give rise to a material liability;

          (e) no Property now or, to the Borrower's knowledge, previously owned, leased or operated by the Borrower or any of its Subsidiaries is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or, to the extent that such listing may, singly or in the aggregate, have, or would reasonably be expected to have a Material Adverse Effect, on the CERCLIS or on any other similar federal or state list of sites requiring investigation or clean-up;

          (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any Property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries that, singly or in the aggregate, gives rise or would reasonably be expected to give rise to a material liability,

          (g) neither the Borrower nor any Subsidiaries of the Borrower has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or, to the extent that such listing may, singly or in the aggregate, have, or would reasonably be expected to have a Material Adverse Effect, on the CERCLIS or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower or any of its Subsidiaries for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

          (h) there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any Property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, gives rise or would reasonably be expected to give rise to a material liability;

          (i) since the respective dates of the reports delivered pursuant to
     Section 6.1.12, no event has occurred or condition changed which would make the descriptions and characterizations of the Properties covered thereby incomplete or misleading in any material respect; and

          (j) no condition exists at, on or under any Property now or previously owned or leased by the Borrower or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law.

     SECTION 7.18. Regulations T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

     SECTION 7.19. Insurance. The Borrower and its Subsidiaries have the benefit of the insurance coverage described in the certificates of insurance delivered pursuant to Section 6.1.10 and required to be maintained pursuant to Section 8.1.4.

     SECTION 7.20. Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than as listed in Schedule II or as permitted pursuant to
Section 8.2.7.

     SECTION 7.21. Material Contracts. Schedule V hereto contains a complete list, as of the Effective Date, of all Material Contracts of, other than the Loan Documents. The Material Contracts listed on such Schedule represent contracts which constitute at least 75% of the total gross margin of sales from the Gas Plant Facilities as of the Effective Date. As of the Effective Date, except as disclosed on Schedule V hereto, all of the Material Contracts are in full force and effect, none of the Borrower or any of its Subsidiaries is in default under any Material Contract and, to the knowledge of each of Borrower and its Subsidiaries after due inquiry, no other Person that is a party thereto is in material default under any of the Material Contracts. None of the Material Contracts prohibits the transactions contemplated under the Loan Documents. Except as may be disclosed on Schedule V hereto, (a) each of the Material Contracts is currently in the name of, or has been assigned to, a Borrower or one of its Subsidiaries (with the consent or acceptance of each other party thereto if and to the extent that such consent or acceptance is required thereunder) and (b) each of the Material Contracts is assignable to the Administrative Agent as collateral and is assignable by the Administrative Agent to a reasonably acceptable transferee if an Event of Default were to occur. The Borrower and its Subsidiaries have delivered to the Administrative Agent a complete and current copy of certain Material Contracts and the remaining Material Contracts shall be subject to the Administrative Agent's review as provided in Section 8.1.9.

     SECTION 7.22. Existing Hedging Agreements. Item 7.22 ("Existing Hedging Agreements") of the Disclosure Schedule contains a complete list of all Hedging Agreements that have been entered into by Borrower prior to the Effective Date ("Existing Hedging Agreements"). All of the Existing Hedging Agreements are in full force and effect, none of the Borrower or any of its Subsidiaries is in default under any Existing Hedging Agreement and, to the knowledge of each of Borrower and its Subsidiaries after due inquiry, no other Person that is a party thereto is in material default under any of the Existing Hedging Agreements. The Borrower and its Subsidiaries have disclosed to the Administrative Agreement all material terms and provisions of each Existing Hedging Agreement.

     SECTION 7.23. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders will be true and accurate in all material respects on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Lenders, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

                                  ARTICLE VIII

                                    COVENANTS

     SECTION 8.1. Affirmative Covenants. The Borrower agrees with the Administrative Agent and the Lenders that, until all Commitments have terminated and all Obligations have been paid in full in cash, the Borrower and each of its Subsidiaries will perform the obligations set forth in this Section 8.1.

     SECTION 8.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to the Administrative Agent and each Lender copies of the following financial statements, reports, notices and information:

          (a) as soon as available and in any event within sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower, consolidated balance sheets and consolidated and consolidating income statements of the Borrower and its consolidated Subsidiaries as of the end of such Fiscal Quarter, and consolidated and consolidating statements of operations and cash flow of the Borrower and its consolidated Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by an Authorized Officer of the Borrower;

          (b) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its consolidated Subsidiaries, including therein the audited consolidated balance sheets and audited consolidated and consolidating income statements of the Borrower and its consolidated Subsidiaries and audited statements of operations and cash flow of the Borrower and its consolidated Subsidiaries, in the case of such audited financials, each case certified (without any Impermissible Qualification) in a manner acceptable to the Administrative Agent by an independent public accountant acceptable to the Administrative Agent, together with a certificate from an Authorized Officer of the Borrower from such accountants containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Section 8.2.4 and to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default that has occurred and is continuing, or, if they have become aware of such Default, describing such Default and the steps, if any, being taken to cure it;

          (c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b), a certificate, executed by an Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) (i) compliance with the financial covenants set forth in Section 8.2.4, and (ii) the calculation of the Available Cash Flow for such Fiscal Quarter, and also certifying, to such Authorized Officer's best knowledge, that no Default has occurred and is then outstanding;

          (d) commencing December 31, 2005, and thereafter on or prior to December 31st of each year, a Budget for the Borrower for a period not shorter than the immediately following twelve (12) months, substantially in the form of Exhibit J;

          (e) as soon as possible and in any event within three (3) Business Days after any responsible officer of the Borrower or any of its Subsidiaries becomes aware of the occurrence of each Default or any event which has or would reasonably be expected to have a Material Adverse Effect, a statement of an Authorized Officer of the Borrower setting forth details of such Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

          (f) as soon as possible and in any event within three (3) Business Days after any responsible officer of the Borrower or any of its Subsidiaries becomes aware of (x) the occurrence of any adverse development with respect to any litigation, action, proceeding or labor controversy described in Section 7.9 or (y) the commencement of any litigation, action, proceeding or labor controversy of the type described in Section 7.9, notice thereof and, to the extent requested by the Administrative Agent, copies of all documentation relating thereto not subject to the attorney-client privilege;

          (g) as soon as possible and in any event within three (3) Business Days after any responsible officer of the Borrower or any of its Subsidiaries has actual knowledge thereof, notice of

               (i) any claim by any Person against the Borrower or any of its Subsidiaries of nonpayment of, or

               (ii) any attempt by any Person to collect upon or enforce any accounts payable (that are more than thirty (30) days past due) of the Borrower or any of its Subsidiaries, in the case of all accounts payable in the aggregate in excess of $150,000;

          (h) upon, but in no event later than three (3) Business Days after, any responsible officer of the Borrower or any of its Subsidiaries becomes aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened or other environmental claims against the Borrower or any Subsidiary or any of its Properties pursuant to any applicable Environmental Laws which would reasonably be expected to have a Material Adverse Effect, and (ii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Borrower or any Subsidiary that could be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

          (i) promptly after the sending or filing thereof, (i) copies of all reports which the Borrower sends to any of its security holders, the sending or filing thereof, all material reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange, including any (ii) proxy statements, the filing thereof, (iii) copies of all tariff and rate cases and other material reports filed with any regulatory authority (other than routine operating reports), and receipt thereof, (iv) copies of all notices received from any Government Agency concerning material noncompliance by the Borrower or any of its Subsidiaries with any Applicable Laws;

          (j) copies of all applicable income tax filings, returns, attachments, forms and exhibits that have been filed within 15 days of filing with the appropriate tax authority;

          (k) on or before the date that is sixty (60) days after the first day of each month, reports in form and substance reasonably acceptable to the Administrative Agent, covering the subjects identified on Exhibit K hereto, containing information pertaining to the throughput volumes of the Gas Plant Facilities.

     SECTION 8.1.2. Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all Applicable Laws, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect, such compliance to include (without limitation):

          (a) the maintenance and preservation of its corporate, company or limited partnership existence and qualification as a foreign corporation, foreign limited liability company or limited partnership; and

          (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     SECTION 8.1.3. Maintenance and Development of Properties.

          (a) The Borrower will, and will cause each of its Subsidiaries to, maintain (subject to any disposition permitted by Section 8.2.8), preserve, protect and keep its Properties, including the Gas Plant Facilities, in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times in accordance with standard industry practices. In particular, the Borrower will, and will cause each of its Subsidiaries to, operate or cause to be operated the Gas Plant Facilities as a reasonable and prudent gas processing plant operator.

          (b) The Borrower shall ensure that at all times it has available to it, either through its employees or through independent contractors, petroleum and other engineers with appropriate experience and expertise in the proper operation and development of properties similar to the Gas Plant Facilities.

          (c) The Borrower will, and will cause each of its Subsidiaries to, obtain and maintain all Approvals necessary for the maintenance and operation of the Gas Plant Facilities, except such Approvals for which the failure to maintain or obtain would not reasonably be expected to have a Material Adverse Effect.

     SECTION 8.1.4. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its Properties, including the Gas Plant Facilities, against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and will furnish to the Administrative Agent at reasonable intervals at the request of the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section 8.1.4.

     The following shall apply to the insurance required by this Section 8.1.4:

          (a) Each policy for property insurance covering the Mortgaged Properties shall show the Administrative Agent as additional loss payee; provided, that in the event that an insurer pays to the Administrative Agent any amount in respect of a claimed loss under such insurance policy, the Administrative Agent shall, in its discretion, either apply such amount against the outstanding amount of any Loans or other Obligations or pay over such amount to the Borrower;

          (b) Each policy for liability insurance covering the Mortgaged Properties shall show the Administrative Agent and the Lenders as additional insured;

          (c) Each insurance policy covering the Mortgaged Properties shall require the relevant insurer to endeavor to provide at least thirty (30) days' prior written notice of cancellation to the Administrative Agent; and

(d) The Borrower shall, if so requested by the Administrative Agent, deliver to the Administrative Agent the original or a certified copy of each insurance policy covering the Mortgaged Properties.

     SECTION 8.1.5. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its material business affairs and transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times (but in any event, within twenty four (24) hours after notice from the Administrative Agent and during all normal business hours) and at reasonable intervals, to visit all of its offices, to discuss its financial matters with its officers, directors, partners and, after twenty-four (24) hours notice to the Borrower and independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower's and its Subsidiaries' financial matters with the Administrative Agent and each Lender or their representatives whether or not any representative of the Borrower is present) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other partnership, company or corporate records. The Borrower shall pay any reasonable fees of such independent public accountant incurred in connection with the Administrative Agent's or any Lender's exercise of its rights pursuant to this Section, provided that, so long as no Default has occurred and continues to exist, no more than one such field exam shall be conducted during any calendar year. Furthermore, the Borrower will permit the Administrative Agent, or its agents, at the cost and expense of the Borrower, to enter upon the Properties of the Borrower and its Subsidiaries, including the sites of the Gas Plant Facilities, and all parts thereof, for the purpose of investigating and inspecting the condition and operation thereof, and shall permit reasonable access to the field offices and other offices, including the principal place of business, of the Borrower to inspect and examine such Properties.

     SECTION 8.1.6. Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to,

          (a) use, operate and maintain all of its facilities and Properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance in all material respects therewith, and handle all

     Hazardous Materials in compliance in all material respects with all applicable Environmental Laws;

          (b) (i) promptly notify the Administrative Agent, and if requested by the Administrative Agent, and provide copies of all written claims, complaints, notices or inquiries from any Government Agency relating to the condition of its facilities and Properties or compliance with Environmental Laws, (ii) use all reasonable efforts within ninety (90) days to have dismissed with prejudice any actions or proceedings relating to compliance with Environmental Laws which would reasonably be expected to have a Material Adverse Effect, and (iii) diligently pursue cure of any material underlying environmental problem which forms the basis of any such claim, complaint, notice or inquiry; and

          (c) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 8.1.6.

     SECTION 8.1.7. Third Party Appraisal.

          (a) On or before December 30, 2004, the Administrative Agent shall deliver to the Borrower its current, generally applicable "price deck" showing the projected prices that it utilizes, as of the Effective Date, for the sale of Hydrocarbons, for the period from the Effective Date through the Stated Maturity Date, in making loans and credit decisions with respect to customers who are producers or other sellers of Hydrocarbons (the "FAB Price Deck"). The FAB Price Deck shall contain pricing assumptions that are, as a general matter, not materially different from those used by commercial banks engaged in the business of lending to producers and other sellers of Hydrocarbons.

          (b) After receipt of the FAB Price Deck, the Borrower shall cause to be prepared and provided to the Administrative Agent, by no later than March 31, 2005 or such later date as agreed to by the Administrative Agent, a third party appraisal report (the "Appraisal") from Houlihan Lokey or another appraiser reasonably acceptable to the Administrative Agent (the "Appraiser") with respect to the value of the Gas Plant Facilities. Among other generally accepted appraisal methods utilized by the Appraiser, the Appraiser shall value the Gas Plant Facilities using the discounted present value of net future cash flow from the operation of the Gas Plant Facilities, utilizing the FAB Price Deck. The Appraiser may take into account the fact that the Borrower has entered into the Existing Hedging Agreements, and other relevant factors that are specific to the Gas Plant Facilities and that increase or decrease the value of the Gas Plant Facilities compared to the business operations of other sellers of Hydrocarbons.

          (c) If the Appraisal indicates that none of the generally accepted appraisal methods used by the Appraiser establish a fair market value of the Gas Plant Facilities of at least $24,000,000 (such shortfall between $24,000,000 and the fair market value shown in the Appraisal based on the FAB Price Deck being hereinafter called a "Value Deficiency"), then the Administrative Agent may give notice (a "Deficiency Notice") of such Value Deficiency to the Borrower. The Borrower shall, within thirty (30) days after receipt of a Deficiency Notice either (a) by instruments reasonably satisfactory in form and substance to the Administrative Agent, provide the Lenders with additional collateral with value and amounts reasonably satisfactory to the Administrative Agent in order to increase the value of all collateral pledged as security to the Lenders pursuant to the Security Documents so that after such addition, the total value of all such collateral equals or exceeds $24,000,000, or (b) prepay to the Administrative Agent for and on behalf of the Lenders in a single lump sum payment or in six (6) equal monthly installments with the first installment being due and payable on the 30th day after said Deficiency Notice, without premium or penalty, that portion of then outstanding principal amount of the Loan Notes equal to the Value Deficiency plus interest thereon to the date of such prepayment.

     SECTION 8.1.8. Further Assurances. The Borrower shall, and shall cause each of its Subsidiaries to, upon the request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received currently effective, duly executed Loan Documents encumbering the Gas Plant Facilities (and encumbering any additional interest which the Borrower acquires in the Properties on which the Gas Plant Facilities are located) and satisfactory title evidence in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to ownership of such Properties.

     SECTION 8.1.9. Post-Closing Security and Due Diligence.

          (a) Within forty-five (45) days after the recordation of the Mortgage delivered pursuant to Section 6.1.7, the Borrower shall cause to be delivered to the Administrative Agent an opinion, substantially in the form of Exhibit I-2 hereto, with respect to such Mortgage.

          (b) The Borrower shall cause to be delivered to Administrative Agent as soon as reasonably possible, but in any event no later than February 15, 2005, a report in form and substance reasonably satisfactory to the Administrative Agent as to the Borrower's ownership of the material rights of way, easements and other surface rights in respect of the Borrower's pipeline gathering system, including locations of the compressors along such segments. Such report shall consist of the results of an office file review by a landman to confirm that the Borrower's files contain grants of easements, leases, rights of way, licenses or similar rights to use or occupy real property for lands underlying the material pipeline segments.

          (c) Prior to the Effective Date, Borrower delivered to the Administrative Agent copies of certain Material Contracts. As soon as practical after the Effective Date, but in any event no later than February 15, 2005, Borrower shall deliver, or otherwise make available to Administrative Agent, copies of all other


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


     Material Contracts, so that Administrative Agent, or its representatives, may conduct a due diligence review of such Material Contracts in order to confirm that the terms and provisions of such Material Contracts are consistent, to the Administrative Agent's reasonable satisfaction, with Borrower's representations and warranties made in this Agreement with respect to same.

          (d) Within forty-five (45) days after the date on which the ExxonMobil Liquids Pipeline is placed in service and becomes operational, the Borrower shall cause to be executed and delivered to the Administrative Agent, a Mortgage or supplemental mortgage encumbering the real and personal property comprising the ExxonMobil Liquids Pipeline in a manner reasonably satisfactory to the Administrative Agent.

     Related definitions:

     "ExxonMobil" means ExxonMobil Gas & Power Marketing Company.

     "ExxonMobil Agreement" means that certain Agreement for the Exchange of Natural Gas Liquids dated as of June 30, 2004, by and between ExxonMobil and Gas Solutions, Ltd., which contract was assigned to Gas Solutions II pursuant to that certain Assignment, Bill of Conveyance and Sale dated September 23, 2004 from Gas Solutions, Ltd. to Gas Solutions II, as amended, supplemented, restated or otherwise modified from time to time in accordance with the Loan Documents.

     "ExxonMobil Liquids Pipeline" means an approximately twenty-two (22) mile pipeline to be constructed by Gas Solutions II connecting the Longview Plant to the "Hawkins Plant" (specified in Exhibit A to the ExxonMobil Agreement) in Wood County, Texas.

     SECTION 8.2. Negative Covenants. The Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid in full in cash, the Borrower will perform the obligations set forth in this Section 8.2.

     SECTION 8.2.1. Business Activities. The Borrower will not, and will not permit its Subsidiaries to, engage in any business activity, except those described in the first recital, and such activities reasonably incidental or ancillary thereto.

     SECTION 8.2.2. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

          (a) Indebtedness in respect of the Loans and other Obligations;

          (b) Indebtedness in an aggregate principal amount not to exceed $25,000 at any time outstanding which is incurred by the Borrower or any of its Subsidiaries to a vendor of any assets to finance its acquisition of such assets;


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


          (c) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities);

          (d) Hedging Obligations incurred pursuant to the Hedging Agreements permitted under Section 8.2.14;

          (e) Contingent Obligations incurred to satisfy bonding requirements imposed by any Government Agency not to exceed, in the aggregate, $150,000;

          (f) Indebtedness in respect of Capitalized Lease Obligations and leases substantially equivalent to title retention or conditional sales agreements, in an aggregate amount not to exceed $150,000 at any time outstanding;

          (g) Indebtedness for current taxes and deferred taxes not delinquent or being contested in good faith and by appropriate proceedings; provided that the total amount of such taxes being contested shall not exceed $150,000; and

          (h) Indebtedness arising under the Prospect Loan Documents, provided that the principal amount of the Loans thereunder may not exceed $20,000,000 in the aggregate; and

          (i) Subordinated Indebtedness of the Borrower to any of its Subsidiaries or of any Subsidiary of the Borrower to the Borrower of any Subsidiary that contains terms and conditions, including subordination provisions, acceptable to the Administrative Agent;

provided, however, that no Indebtedness otherwise permitted by clause (b) shall be permitted if, after giving effect to the incurrence thereof, any Default shall have occurred and be continuing.

     SECTION 8.2.3. Liens. The Borrower will not, and will not permit any of the Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property, revenues or assets, whether now owned or hereafter acquired, except:

          (a) Liens securing payment of the Obligations, granted pursuant to any Loan Document;

          (b) Liens granted to secure payment of Indebtedness of the type permitted and described in clause (b) of Section 8.2.2 and covering only those assets financed with the proceeds of such Indebtedness (together with receivables and intangibles related to such property or assets, and the proceeds and products thereof);

          (c) Liens arising under Hydrocarbon production sales contracts entered into by the Borrower or its Subsidiaries in the ordinary course of business;

          (d) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; provided, that at no time shall such sums exceed in the aggregate $150,000;

          (e) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not more than sixty (60) days overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; provided, that at no time shall such sums exceed in the aggregate $150,000;

          (f) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits (other than ERISA), or to secure performance of bonds, licenses, statutory obligations, and performance bonds, tenders, statutory obligations, leases and contracts (other than for borrowed money), all other obligations of a like nature entered into in the ordinary course of business or to secure obligations on surety or appeal bonds and all other obligations of a like nature;

          (g) zoning and similar covenants, restrictions, easements, servitudes, permits, conditions, exceptions, reservations, minor rights, minor encumbrances, minor irregularities in title or conventional rights of reassignment prior to abandonment and similar restrictions and other similar encumbrances or title defects which do not materially interfere with the occupation, use and enjoyment by the Borrower of its assets in the ordinary course of business as presently conducted, or materially impair the value thereof for the purpose of such business;

          (h) judgment Liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

          (i) deposits of cash to secure insurance in the ordinary course of business;

          (j) banker's Liens arising by operation of law securing fees and costs of such banks, but not Liens securing borrowed money;

          (k) rights reserved to or vested in any Government Agency by the terms of any right, power, franchise, grant, license, or permit, or by any provision of law, to terminate such right, power, franchise, grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Properties of the Borrower;

          (l) rights of a common owner of any interest in real estate, rights of way, or easements held by the Borrower and such common owner as tenant in common or through other common ownership;

          (m) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that
     (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

          (n) any interest or title of a lessor under any lease of personal property entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

          (o) Liens granted pursuant to the Prospect Loan Documents; and

          (p) as disclosed in the Disclosure Schedule.

     SECTION 8.2.4. Financial Condition. The Borrower will not permit:

          (a) its Current Ratio at the end of any Fiscal Quarter to be less than 1.00:1.00;

          (b) the ratio of (i) the outstanding aggregate principal amount of all Loans to (ii) the outstanding aggregate principal amount of all "Loans" under the Prospect Credit Agreement, to be greater than 0.65:1.00 at any time; and

          (c) the Debt Service Coverage Ratio (i) at the end of the Fiscal Quarter ending December 31, 2004, calculated on a two-Fiscal Quarters basis, to be less than 1.50:1.00, (ii) at the end of the Fiscal Quarter ending March 31, 2005, calculated on a three-Fiscal Quarters basis, to be less than 1.50:1.00, and (iii) at the end of each Fiscal Quarter thereafter, calculated on a trailing rolling four Fiscal Quarters basis, to be less than 1.50:1.00.

The Borrower shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or, without the consent of the Administrative Agent, change the fiscal year of the Borrower or of any Subsidiary.


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


     SECTION 8.2.5. Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

          (a) Cash Equivalent Investments;

          (b) without duplication, Investments in the nature of Capital Expenditures to the extent incurred in accordance with the Loan Documents;

          (c) guarantees in the ordinary course of business, provided that the principal amount so guaranteed shall not exceed $150,000 in the aggregate;

          (d) guaranties required under the Prospect Credit Agreement;

          (e) to the extent the existence, formation or acquisition of any Subsidiary is permitted hereunder, Investments in such Subsidiary; and

          (f) Investments permitted by Section 8.2.7;

provided, however, that any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

     SECTION 8.2.6. Restricted Payments, etc. On and at all times after the Effective Date:


          (a) the Borrower will not, and will not permit any of its Subsidiaries to, declare, pay or make any dividend or distribution (in cash, property or obligations) on any class of equity (now or hereafter outstanding) of the Borrower or such Subsidiary or on any options, warrants or other rights with respect to any interest or shares of any class of Capital Stock (now or hereafter outstanding) of the Borrower or such Subsidiary or apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, any class of Capital Stock (now or hereafter outstanding) of the Borrower or such Subsidiaries, or options, warrants or other rights with respect to any interest or shares of or in any class of Capital Stock (now or hereafter outstanding) of the Borrower or such Subsidiary (such dividends, distributions or applications being called "Distribution Payments"), other than Distribution Payments which do not cause the Borrower to be in violation of the Restricted Payment Tests and Distribution Payments that are used solely to directly or indirectly pay taxes imposed by the relevant taxing authority, provided that no Distribution Payment shall be made from the proceeds of any Loans; and

          (b) the Borrower will not permit any Subsidiary to make any Distribution Payments other than to the Borrower or another Obligor; and

          (c) the Borrower will not, and will not permit its Subsidiaries to, make any deposit for any of the foregoing purposes.

     SECTION 8.2.7. Consolidation, Merger, etc.; Creation of Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other partnership, company or corporation, unless, in the case of such consolidation or merger, (a) the Borrower or, in the case of a merger or consolidation where the Borrower is not a participant, another wholly-owned Subsidiary of the Borrower, is the surviving entity and the General Partner retains control over the Borrower, and
(b) no Default exists and is continuing or occurs as a result of such consolidation or merger and (c) Borrower provides prior written notice thereof to the Administrative Agent. The Borrower will not create or acquire any new Subsidiaries, unless (a) such Subsidiary shall have delivered a Guaranty, a Security Agreement and, if the Subsidiary owns real property, a Mortgage encumbering such real property, in favor of the Administrative Agent and Lenders, and (b) the Borrower shall deliver or cause its relevant Subsidiary to deliver, a pledge of such new Subsidiary's Capital Stock owned by the Borrower of such relevant Subsidiary.

     SECTION 8.2.8. Asset Dispositions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or substantially all of the assets of the Borrower or any of its Subsidiaries in any one transaction or in any series of transactions, whether or not related, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants (or other rights with respect to), less than all or any substantial part of its assets (including accounts receivable and including any assets sold and then leased pursuant to a "sale/leaseback" transaction) to any Person other than

          (a) equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and value;

          (b) inventory (including Hydrocarbons sold as proceeds) which is sold for cash only in the ordinary course of business on ordinary trade terms;

          (c) abandonment of gathering lines and related facilities that are or were connected to wells that are no longer capable of producing Hydrocarbons in paying quantities after the expiration of their primary terms;

          (d) as permitted by Section 2.7 of the Mortgage;

provided, however, that no sale, transfer, lease or other disposition shall be permitted after the occurrence and during the continuance of a Default.

     SECTION 8.2.9. Modification of Certain Documents. Except with respect to amendments or other modifications to Material Contracts or Organic Documents that could not be expected to result in a Material Adverse Effect or materially and adversely affect the rights or remedies of Administrative Agent or any Lender under the Loan Documents or the validity or enforceability of any Lien covered by Security Documents or any Loan Document to the Administrative Agent or any Lender, the Borrower will not amend or modify, and will not permit its Subsidiaries to amend or modify, the Material Contracts or the Organic Documents or the Borrower or any of its Subsidiaries, in each case without the prior written consent of the Administrative Agent.

     SECTION 8.2.10. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless such arrangement or contract is fair and equitable to the Borrower and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person which is not one of its Affiliates.

     SECTION 8.2.11. Negative Pledges, Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement, any other Loan Document and any agreement governing any Indebtedness permitted by clause (b) of Section 8.2.2 as in effect on the Effective Date as to the assets financed with the proceeds of such Indebtedness) prohibiting

          (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (other than those assets subject to Liens permitted by Section 8.2.3(b)), or the ability of the Borrower or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or

          (b) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower.

     SECTION 8.2.12. Trade Accounts Payables. The Borrower will not, and will not permit any of its Subsidiaries to, permit any trade accounts payables to remain unpaid for more than 90 days past the date such payables are due unless the Borrower or such Subsidiary is disputing such payable in good faith.

     SECTION 8.2.13. Obligations under Prospect Credit Agreement. The Borrower will not, and will not permit any of its Subsidiaries to, permit the principal amount of "Loans" owning under the Prospect Credit Agreement to be less than $7,500,000 at any time that any Loans (or interest thereon) are outstanding hereunder.

     SECTION 8.2.14. Hydrocarbon Hedging. The Borrower shall not, and shall not permit its Subsidiaries to, enter into (a) Hedging Agreements for speculative purposes or (b) Hedging Agreements which, when considered together with the Existing

Hedging Agreements, commit the Borrower and its Subsidiaries to deliver quantities of Hydrocarbons in excess of 90% of the aggregate volumes of Hydrocarbons that the Borrower reasonably estimates will be processed and available for delivery from the Gas Plant Facilities for the applicable time period(s) covered by such Hedging Agreements.

                                   ARTICLE IX

                                EVENTS OF DEFAULT

     SECTION 9.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 9.1 shall constitute an "Event of Default".

     SECTION 9.1.1. Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of any principal of any Loan; the Borrower shall default in the payment when due of any Hedging Obligation under a Hedging Agreement in effect between the Borrower (or any Affiliate of the Borrower) and a Lender (or any Affiliate of a Lender); or the Borrower or any other Obligor shall default (and such default shall continue for a period of five (5) days) in the payment when due of any interest on any Loan or in the payment when due of any fee or of any other Obligation.

     SECTION 9.1.2. Breach of Warranty. Any representation or warranty of the Borrower or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower or any other Obligor to the Administrative Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article VI) is or shall be false, misleading or incorrect in any material respect when made or deemed made; provided, however, that to the extent such breach is capable of being cured and the Borrower is working in good faith to cure the same, such breach shall not constitute an "Event of Default" unless it continues unremedied for a period of twenty (20) days after the earlier to occur of (i) the date on which notice of such breach shall have been given to the Borrower by the Administrative Agent, or (ii) the date on which Borrower should have notified the Administrative Agent thereof in accordance with Section 8.1.1(e).

     SECTION 9.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of its obligations under Section 8.1.6 , Section 8.1.7 or 8.2.

     SECTION 9.1.4. Non-Performance of Other Covenants and Obligations. The Borrower or any other Obligor shall default in the due performance and observance of any other agreement contained herein (other than a default of the type described in Sections 9.1.1, 9.1.2 or 9.1.3) or in any other Loan Document executed by it, and such default shall continue unremedied for a period of twenty (20) days after the earlier to occur of (i) the date on which notice thereof shall have been given to the Borrower by


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the Administrative Agent or (ii) the date on which Borrower should have notified the Administrative Agent thereof in accordance with Section 8.1.1(e).

     SECTION 9.1.5. Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (including any subordinated indebtedness permitted by Section 8.2.2, and any Hedging Agreements, but excluding Indebtedness and Hedging Agreements described in Section 9.1.1) of the Borrower, any Subsidiary or other Obligor having a principal amount, individually or in the aggregate, in excess of $150,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit any holder of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

     SECTION 9.1.6. Judgments. Any judgment, decree, arbitration award or order for the payment of money in excess of $150,000 (individually or in the aggregate for all such judgments, decrees, arbitration awards or orders) in excess of valid and collectible insurance in respect thereof the payment of which is not in good faith being disputed or contested by the insurer or insurers shall be rendered against the Borrower, any Subsidiary, or other Obligor and either

          (a) enforcement proceedings shall have been commenced by any creditor upon any such judgment, decree, award or order; or

          (b) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment. decree, award or order, by reason of a pending appeal or otherwise, shall not be in effect.

     SECTION 9.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan

          (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could expect to incur a liability or obligation to such Pension Plan; or

          (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

     SECTION 9.1.8. Control of the Borrower. Any Change in Control shall occur.

     SECTION 9.1.9. Bankruptcy, Insolvency, etc. The Borrower or any other Obligor shall


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          (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

          (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any other Obligor or any property of any thereof, or make a general assignment for the benefit of creditors;

          (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any other Obligor or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days, provided that the Borrower and each other Obligor hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its or their rights under the Loan Documents;

          (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any other Obligor, and, if any such case or proceeding is not commenced by the Borrower or such other Obligor, such case or proceeding shall be consented to or acquiesced in by the Borrower or such other Obligor or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed, provided that the Borrower and each other Obligor hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its or their rights under the Loan Documents; or

          (e) take any action authorizing, or in furtherance of, any of the foregoing.

     SECTION 9.1.10. Impairment of Security, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part (other than deminimis parts), terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; the Borrower, any other Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or shall disaffirm or deny any of its obligations under any of the Guaranties; or any Lien securing any Obligation shall, in whole or in part (other than deminimis parts), cease to be a perfected first priority Lien, subject only to those exceptions expressly permitted by such Loan Document.

     SECTION 9.1.11. Material Adverse Effect. Any Material Adverse Effect shall exist.


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     SECTION 9.1.12. Breach of Prospect Indemnity Documents. Any "Event of
Default" as defined in the Deposit Account Security Agreement referenced in
Section 6.1.3 or any breach or default by Prospect or U.S. Bank National Association under the Deposit Account Control Agreement referenced in Section 6.1.3.

     SECTION 9.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 9.1.9 shall occur with respect to the Borrower or any other Obligor, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

     SECTION 9.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section
9.1.9 with respect to the Borrower or any other Obligor) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent may (with the consent of the Required Lenders) and shall (at the direction of the Required Lenders) by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations owing to the holders thereof which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

     SECTION 9.4. Application of Proceeds. All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied as follows:

          (a) First, to reimbursement of expenses and indemnities and fees owing by the Borrower or any Obligor provided for in this Agreement and the other Loan Documents to the Administrative Agent;

          (b) Second, pro rata to reimbursement of expenses and indemnities owing by the Borrower or any Obligor provided for in this Agreement and the other Loan Documents to Lenders;

          (c) Third, pro rata to fees;

          (d) Fourth, pro rata to accrued interest on the Notes;

          (e) Fifth, pro rata to principal outstanding on the Notes;

          (f) Sixth, pro rata to any other Obligations;

          (g) Seventh, in accordance with the Intercreditor Agreement; and


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          (h) Eighth, to the Borrower or as otherwise directed by a court of competent jurisdiction.

     SECTION 9.5. Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Applicable Law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                   ARTICLE X

                            THE ADMINISTRATIVE AGENT

     SECTION 10.1. Actions. Each Lender hereby appoints First American Bank, SSB as its Administrative Agent under and for purposes of this Agreement, the Notes and each other Loan Document, and First American Bank, SSB hereby accepts such appointment. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and receive from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section and to the extent such instructions may be expected to comply with Applicable Law), to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto; provided, however, that the Administrative Agent shall not take any action that requires the consent of any Lender unless it receives such consent. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys' fees, and as to which the Administrative Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Administrative Agent's gross negligence or willful misconduct (IT BEING UNDERSTOOD THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL). The Administrative Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent's determination, inadequate, the Administrative Agent may call for additional


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indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

     SECTION 10.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m. (Central Time) on the day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount; provided, however, that the Administrative Agent shall not be obligated to make available to the Borrower any such amount assumed to have been made available. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing.

     SECTION 10.3. Exculpation. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

     SECTION 10.4. Successor. The Administrative Agent may resign as such at any time upon at least thirty (30) days' prior notice to the Borrower and all Lenders, and the Administrative Agent may be removed with or without cause as such by the Required Lenders upon at least thirty (30) days' prior notice to the Administrative Agent and the Borrower. If the Administrative Agent at any time shall resign or be removed, the Required Lenders may appoint another Lender as a successor Administrative Agent which Lender shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the giving of notice of resignation or removal, then the retiring or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one


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of the Lenders and, if no Lender accepts such appointment, a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring or removed Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as the Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and
Section 11.3 and Section 11.4 shall continue to inure to its benefit.

     SECTION 10.5. Loans, etc. by First American Bank, SSB. First American Bank, SSB shall have the same rights and powers with respect to (x) the Loans made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates, as any other Lender and may exercise the same as if it were not the Administrative Agent. First American Bank, SSB and its Affiliates and each of the Lenders and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if First American Bank, SSB were not the Administrative Agent hereunder and in the case of each Lender, as if such Lender were not a Lender hereunder.

     SECTION 10.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent, each other Lender, and based on such Lender's review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

     SECTION 10.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute promptly to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.


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                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

     SECTION 11.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Administrative Agent; provided, however, that no such amendment, modification or waiver which would:

          (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Administrative Agent shall be effective unless consented to by each Lender;

          (b) modify this Section 11.1, change the definitions of "Required Lenders," "Restricted Payment Tests," "Commitment," or "Commitment Amount," increase the Percentage of any Lender, reduce any fees or change any interest rate described in Article III, amend Section 8.2.6 or extend the Availability Termination Date or the Stated Maturity Date or any Commitment Termination Date, shall be made without the consent of each Lender affected thereby;

          (c) extend the due date for, or reduce the amount of, any scheduled or mandatory repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of each Lender affected thereby; or

          (d) affect adversely the interests, rights or obligations of the Administrative Agent in its capacity as the Administrative Agent shall be made without consent of the Administrative Agent.

     No failure or delay on the part of the Administrative Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

     SECTION 11.2. Notices.

          (a) All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be hand delivered or sent by overnight courier, certified mail (return receipt requested), or telecopy to such party at its address or telecopy number set forth


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     on the signature pages hereof or set forth in the Lender Assignment Notice or at such other address or telecopy number as may be designated by such party in a notice to the other parties. Without limiting any other means by which a party may be able to provide that a notice has been received by the other party, a notice shall be deemed to be duly received (a) if sent by hand, on the date when left with a responsible person at the address of the recipient; (b) if sent by telefax, on the date of receipt by the sender of an acknowledgment or transmission reports generated by the machine from which the telefax was sent indicating that the telefax was sent in its entirety to the recipient's telefax number.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery.

          (c) Any agreement of the Administrative Agent or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent or any Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and neither the Administrative Agent nor any Lender shall have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent or any Lender to be contained in the telephonic or facsimile notice.

     SECTION 11.3. Payment of Costs and Expenses. The Borrower agrees to pay within three (3) Business Days after written demand all reasonable expenses of the Administrative Agent and each Lender (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and of local counsel, if any, who may be retained by counsel to the Administrative Agent) in connection with

          (a) the negotiation, preparation, due diligence, execution, delivery, syndication, administration and enforcement of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated,

          (b) the filing, recording, refiling or rerecording of the Mortgages, the Security Agreements, the Pledge Agreements (if any), the other Security Documents and/or any Uniform Commercial Code financing statements relating


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     thereto and all amendments, supplements and modifications to, and all releases and terminations of, any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of the Mortgages, the Security Agreements, the Pledge Agreements (if any) and the other Security Documents, and

          (c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrower further agrees to pay, and to save each of the Administrative Agent and each Lender harmless from all liability for, any stamp or other taxes (other than any income or franchise tax of the Lender) which may be payable in connection with the execution or delivery of this Agreement, the Borrowings hereunder, the issuance of the Notes or any other Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and each Lender within three
(3) Business Days after written demand for all reasonable out-of-pocket expenses (including attorneys' fees) incurred by the Administrative Agent and each Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations. All notices for payment under this Section 11.3 shall be accompanied by invoices containing reasonable details.

     SECTION 11.4. Indemnification. In consideration of the execution and delivery of this Agreement by the Administrative Agent and each Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds the Administrative Agent, and each Lender and each of their respective Affiliates and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

          (a) this Agreement, any Loan Document or any document or transaction contemplated by or referred to herein;

          (b) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

          (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not the Administrative Agent or such Lender is party thereto;

          (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to any


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     Environmental Law or the condition of any facility or Property owned, leased or operated by the Borrower or any of its Subsidiaries;

          (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any facility or Property owned, leased or operated by the Borrower or any of its Subsidiaries thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or any of its Subsidiaries; or

          (f) any misrepresentation, inaccuracy or breach in or of Section 7.17 or Section 8.1.6,

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final judgment. NOTWITHSTANDING THE FOREGOING, IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH OF THE INDEMNIFIED PARTIES BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. The obligations in this Section 11.4 shall survive payment of all other Obligations. At the election of any Indemnified Party, the Borrower shall defend such Indemnified Party using legal counsel satisfactory to such Indemnified Party in such Person's sole discretion, at the sole cost and expense of the Borrower. All amounts owing under this Section 11.4 shall be paid within thirty (30) days after written demand.

     SECTION 11.5. Survival. The obligations of the Borrower under Sections 5.3, 5.4, 5.5, 5.6, 11.3 and 11.4 shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by each Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

     SECTION 11.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 11.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

     SECTION 11.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrower, the Administrative Agent and each Lender and be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof are executed on behalf of the Borrower, the Administrative Agent and each Lender. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, any Issuer and Persons indemnified hereunder, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     SECTION 11.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY PROVIDED IN ANY SUCH DOCUMENT) SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

     SECTION 11.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

          (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of each Lender; and

          (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.

     SECTION 11.11. Sale and Transfer of Loans and Notes; Participations in Loans and Notes. Unless a Default is in existence, no Lender may assign, or sell participations in, its Loans or Commitments without the prior written consent of the Borrower, which consent shall not be unreasonably withheld, delayed or conditioned, and subject to the provisions of this Section 11.11. After the occurrence of a Default, any Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with this
Section 11.11 if the Administrative Agent has consented to such assignment or sale.

     SECTION 11.11.1. Assignments. Any Lender may at any time assign and delegate to one or more Persons, including without limitation, commercial banks or other institutional lenders (each Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Lender's total Loans and Commitments (which assignment and delegation shall be of a constant, and not a varying, percentage of all such Lender's Loans and Commitments) in a minimum aggregate amount of $1,000,000 (or the entire remaining amount of such Lender's Loans and Commitments); provided, however, that such Lender is required at all times to maintain Loans and Commitments hereunder in an aggregate amount of $1,000,000 (unless such Lender shall have reduced its Loans and Commitments to zero); provided, further, however, that the Borrower and each other Obligor shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until

          (a) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Administrative Agent by such Lender and such Assignee Lender,

          (b) such Assignee Lender shall have executed and delivered to the Borrower, the Administrative Agent and such Lender a Lender Assignment Notice, accepted by the Administrative Agent, and

          (c) the processing fees described below shall have been paid.

From and after the date that the Assignee Lender delivers such Lender Assignment Notice, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Notice, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Notice, shall be released from its obligations hereunder and under the other Loan Documents. Within five (5) Business Days after the later to occur of (i) its receipt of notice that the Administrative Agent has received and accepted an executed Lender Assignment Notice and (ii) the Borrower's receipt of such assignee Lender's Lender Assignment Notice executed by the Administrative Agent, the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) new Notes evidencing such Assignee Lender's assigned Loans and Commitments and, if the assignor Lender has retained Loans and Commitments hereunder, replacement Notes in the principal amount of the Loans and Commitments retained by the assignor Lender hereunder (each such Note to be in exchange for, but not in payment of, the corresponding Note then held by such assignor Lender). The assignor Lender shall mark the predecessor Note "exchanged" and deliver it to the Borrower. Accrued interest on that part of the predecessor Note evidenced by the new Notes, and accrued fees, shall be paid as provided in the Lender Assignment Notice. Accrued interest on that part of the predecessor Note evidenced by the replacement Notes shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment

Notice in the amount of $3,500. Any attempted assignment and delegation not made in accordance with this Section 11.11.1 shall be null and void. Nothing contained in this Agreement shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.

     SECTION 11.11.2. Participations. Any Lender may at any time sell to one or more Persons, including without limitation, commercial banks or other institutional lenders (each of such Persons being herein called a "Participant") participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that

          (a) no participation contemplated in this Section 11.11.2 shall relieve a Lender from its Commitments or its other obligations hereunder or under any other Loan Document,

          (b) a Lender shall remain solely responsible for the performance of its Commitments and such other obligations,

          (c) the Borrower and each other Obligor shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents, and

          (d) the Borrower shall not be required to pay any amount under Section
     5.2 or Section 11.3 that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 5.1 and 5.2 (except as provided in Section 11.11.2(d)), 11.3 and 11.4, shall be considered a Lender and that such Participant shall have the right to vote with respect to any modification of any provisions of this Agreement that reduces the principal of the Loans held by such Participant or the interest rate or fees payable to such Participant, or that shortens the maturity of the Loans.

     SECTION 11.12. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE BORROWER MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES DISTRICT

COURT FOR THE NORTHERN DISTRICT OF TEXAS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     SECTION 11.13. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, EACH LENDER OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, AND EACH LENDER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

     SECTION 11.14. Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any other Lender or any of their respective Affiliates from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

     SECTION 11.15. Notice. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER LOAN DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                    BORROWER:

                                    GAS SOLUTIONS II LTD.,
                                    a Texas limited partnership

                                    By:  Gas Solutions GP LLC, a Delaware
                                         limited liability company, its sole
                                         general partner

                                         By:   /s/ Steven M. Kennedy
                                            ------------------------------------
                                         Name:  Steven M. Kennedy
                                         Title: Vice President

                                    All notices should be sent to:

                                    3407 Camp Switch Road
                                    Longview, TX 75604
                                    Telephone: (903) 759-2422
                                    Facsimile: (903) 759-6924
                                    Attention: Steven M. Kennedy

                                    with a copy to:

                                    10 East 40th Street, Suite 4400
                                    New York, New York 10016
                                    Attention:
                                    Telephone:
                                    Facsimile:

                                    ADMINISTRATIVE AGENT:

                                    FIRST AMERICAN BANK, SSB


                                    By:    /s/ Angela McCracken
                                        ----------------------------------------
                                    Name:  Angela McCracken
                                    Title: Vice President


                                    Address:

                                    One Lincoln Park
                                    8401 North Central Expressway
                                    Suite 500
                                    Dallas, Texas  75225

                                    All notices should be sent to:

                                    First American Bank, SSB
                                    One Lincoln Park
                                    8401 North Central Expressway
                                    Suite 500
                                    Dallas, Texas  75225
                                    Attention:   Angela McCracken
                                    Telephone:  (972) 419-3343
                                    Facsimile:  (972) 419-3334

                                    LENDERS:

                                    FIRST AMERICAN BANK, SSB


                                    By:    /s/ Angela McCracken
                                        ----------------------------------------
                                    Name: Angela McCracken
                                    Title: Vice President


                                    Address:

                                    One Lincoln Park
                                    8401 North Central Expressway
                                    Suite 500
                                    Dallas, Texas  75225

                                    All notices should be sent to:

                                    First American Bank, SSB
                                    One Lincoln Park
                                    8401 North Central Expressway
                                    Suite 500
                                    Dallas, Texas  75225
                                    Attention:   Angela McCracken
                                    Telephone:  (972) 419-3343
                                    Facsimile:  (972) 419-3334

                                                                      SCHEDULE I
                                                                              to
                                                                Credit Agreement


                               DISCLOSURE SCHEDULE
                               -------------------


     Item 7.9 Litigation

          Dallas Gas Partners, LP v. Prospect Energy Corporation, Case No. G-04-669, filed on November 30, 2004, and now pending in the United States District Court for the Southern District of Texas, Galveston Division

     Item 7.10 Liens and Real Property Leases

          a. Liens - NONE

          b. Real Property Leases - see Attachment 7.10b

     Item 7.12 Employee Benefit Plans

          NONE

     Item 7.14 Claims and Liabilities

          NONE

     Item 7.17 Environmental Matters

          NONE

     Item 7.22 Existing Hedging Agreement

          Gas Solutions II Ltd ("GSII") purchased "Asian style" propane puts (the "Hedge") from J. Aron (a wholly owned subsidiary of Goldman Sachs) on December 3, 2004. Goldman Sachs provides a guaranty for all obligations of
     J. Aron. The Hedge is for a period of two (2) years and covers approximately 90% of the estimated monthly net projected volumes of GSII. The Hedge was purchased at 10 cents out of the money and set a fixed price of 59.5 cents per gallon of propane for the first year and 54 cents per gallon of propane for the second year. Settlement is to occur monthly in U.S. dollars.

                                                                   Attachment to
                                                                      SCHEDULE 1
                                                                              to
                                                                Credit Agreement

                                ATTACHMENT 7.10B
                                ----------------

                              Real Property Leases


-------------------------------------------------------------------------------------------------------------------------------
Contract No.      Grantor          Grantee               County    State   Eff. Date    Book   Page   Abst.     Survey(s)
-------------------------------------------------------------------------------------------------------------------------------
997003-         Jack C. Terry     Atlantic Richfield      Smith    Texas   2/14/1985     2381  297    A-763    Thomas Payne
Lease                             Company
-------------------------------------------------------------------------------------------------------------------------------
997004AA-       Juanita B.        Mustang Fuel            Smith    Texas   1/1/1997      3929  350    A-763    Thomas Payne
Lease           Harden et al      Corporation
-------------------------------------------------------------------------------------------------------------------------------
997004AB-       Sophronia E.      Mustang Fuel            Smith    Texas   1/1/1997      3929  353    A-763    Thomas Payne
Lease           Smith et al       Corporation
-------------------------------------------------------------------------------------------------------------------------------
997004AC-       Katherine         Mustang Fuel            Smith    Texas   1/1/1997      3929  356    A-763    Thomas Payne
Lease           Johnson et al     Corporation
-------------------------------------------------------------------------------------------------------------------------------
997004AD-       Selton Gee        Mustang Fuel            Smith    Texas   1/1/1997      3929  359    A-763    Thomas Payne
Lease           Nelson et al      Corporation
-------------------------------------------------------------------------------------------------------------------------------
997004AE-       Alonzo C.         Mustang Fuel            Smith    Texas   1/1/1997      3929  362    A-763    Thomas Payne
Lease           Bradley et al     Corporation
-------------------------------------------------------------------------------------------------------------------------------
997004AF-       Rose L. Bradley   Mustang Fuel            Smith    Texas   1/1/1997      3929  347    A-763    Thomas Payne
Lease           Anderson et al    Corporation
-------------------------------------------------------------------------------------------------------------------------------
Surface         Odis Whitfield,   ETexas Producers Gas    Smith    Texas   6/12/1984     2305  3      A-791    Parchman
Lease           Ind. & Exec.      Company
-------------------------------------------------------------------------------------------------------------------------------
Surface         Cicero Warren     ETexas Producers Gas    Smith    Texas   7/20/1983     2177  820    A-792    Parchman
Lease                             Company
-------------------------------------------------------------------------------------------------------------------------------
997001 -        Jack C. Terry     ETexas Producers Gas    Smith    Texas   10/17/1984    2561  788    A-763    Thomas Payne
Lease                             Company
-------------------------------------------------------------------------------------------------------------------------------
M4006-B         Mary Wheeler      Triangle Gas Pipeline   Smith    Texas   12/24/1984    2383  386    A-169    Stillwell Box
Lease                             Company
-------------------------------------------------------------------------------------------------------------------------------
M4006-A         Mary Wheeler      Triangle Gas Pipeline   Smith    Texas   12/24/1984    2407  56     A-169    Stillwell Box
Lease                             Company
-------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------
Document Type             Lease/ Facility
----------------------------------------------------
Surface Lease       1.00 acre - Brown Compressor site

----------------------------------------------------
Surface Lease       3.447 acre - Bradley Compressor
                    site
----------------------------------------------------
Surface Lease       3.447 acre - Bradley Compressor
                    site
----------------------------------------------------
Surface Lease       3.447 acre - Bradley Compressor
                    site
----------------------------------------------------
Surface Lease       3.447 acre - Bradley Compressor
                    site
----------------------------------------------------
Surface Lease       3.447 acre - Bradley Compressor
                    site
----------------------------------------------------
Surface Lease       4.811 acre - Bradley Compressor
                    site
----------------------------------------------------
Perpetual Lease /   Walton Compressor site
Easement
----------------------------------------------------
Perpetual Lease /   Gee Compressor site
Easement
----------------------------------------------------
Surface Lease       1.00 acre - Brown Heater site

----------------------------------------------------
Surface Lease       .229 acre Lonestar Meter Facility
                 site
----------------------------------------------------
Surface Lease       .229 acre Lonestar Dehydration
                 Facility site
----------------------------------------------------


                                                                     SCHEDULE II
                                                                              to
                                                                Credit Agreement


                                  SUBSIDIARIES
                                  ------------


                                      None.

                                                                  SCHEDULE III-A
                                                                              to
                                                                Credit Agreement


                          DESCRIPTION OF LONGVIEW PLANT
                          -----------------------------


The natural gas processing plant and facility formerly known as the ARCO Longview Gas Plant, located at 2100 Sinclair Plant Road, Longview, Texas 75604, on the approximately 35 acre tract more particularly described in the property description attached as Exhibit III-A to the Mortgage, being south of the City of White Oak in Gregg County, Texas, including without limitation, all of the following located on said 35 acre tract: all office buildings, warehouses, plant processing equipment, cryogenic processing skid and attached equipment, compressors, storage tanks, pipelines, pumps, injection equipment, gathering systems, residue return lines, truck loading facilities, rail loading facilities, regulators, meters, measurement equipment, measurement telemetry, valves, plant stock and all related and associated facilities, systems and equipment used or held for use in connection with the operation of said plant and facility.

                                                                  SCHEDULE III-B
                                                                              to
                                                                Credit Agreement


                        DESCRIPTION OF CHAPEL HILL PLANT
                        --------------------------------


The natural gas processing plant and facility known as the Chapel Hill Plant, on the approximately 83.97 acre tract more particularly described in the property description attached as Exhibit III-B to the Mortgage, being in Smith County, Texas, including without limitation, all of the following located on said 83.97 acre tract: all office buildings, warehouses, plant processing equipment, cryogenic processing skid and attached equipment, compressors, storage tanks, pipelines, pumps, injection equipment, gathering systems, residue return lines, truck loading facilities, rail loading facilities, regulators, meters, measurement equipment, measurement telemetry, valves, plant stock and all related and associated facilities, systems and equipment used or held for use in connection with the operation of said plant and facility.

                                                                     SCHEDULE IV
                                                                              to
                                                                Credit Agreement


                                     LENDERS
                                     -------

First American Bank, SSB (Percentage:  100)

                                                                      SCHEDULE V
                                                                              to
                                                                Credit Agreement

                           LIST OF MATERIAL CONTRACTS
                           --------------------------


1. LP 1253 Liquid Product Sales Contract dated January 3, 1969, currently between Gas Solutions, Ltd., "Seller", and Texas Eastman, "Buyer".

2. Liquid Product Sales Contract effective May 1, 1999 between Gas Solutions, Ltd., "Seller", and Sunoco Partners, "Buyer"

3. Liquid Product Sales Contract effective March 1, 1999 between Gas Solutions, Ltd., "Seller", and ARCO NGL Marketing, "Buyer".

4. Liquid Product Sales Contract effective September 1, 2003 between Gas Solutions, Ltd., "Seller", and Martin Gas Sales, "Buyer".

5. Liquid Product Sales Contract effective September 1, 2003 between Gas Solutions, Ltd., "Seller", and Mallory L.P. Products, Inc., "Buyer".

6. Liquid Product Sales Contract effective September 1, 2003 between Gas Solutions, Ltd., "Seller", and Refined Products, Inc., "Buyer".

7. Liquid Product Sales Contract effective September 1, 2003 between Gas Solutions, Ltd., "Seller", and Plains Marketing L.P., "Buyer".

The following contracts are between Gas Solutions, Ltd., and the current Producers, Sellers, Owners, or Buyers, which may or may not have been parties to the original contract.


  Contract No. Name                                 Contract Type  Contract Date
   **105622    Enbridge                               Operating      4/1/2000
    105601     Wagner & Brown                          Process       10/1/2000
   **105606    Exxon Mobil Corporation                 Process       8/1/2001
   **105623    Enbridge                                Process       4/1/2000
      44       3-T Exploration                         Purchase      2/11/2002
    98416      Chevron USA, Inc.                       Purchase      4/1/1997
    105620     Danmark Energy, LP                      Purchase      1/1/2003
     100       Gateway                               Residue Sale    11/1/2003
    105596     Houston Pipeline Company              Residue Sale    5/1/2002
    105630     ExxonMobil Gas & Power Marketing      NGL Exchange    6/30/2004
    105631     ExxonMobil Gas & Power Marketing      EP Mix Sale     7/1/2004

** This contract contains restrictions against transfer without appropriate consent.

SCHEDULES AND EXHIBITS

Schedule I         Disclosure Schedule
Schedule II        Subsidiaries
Schedule III-A     Description of Longview Plant
Schedule III-B     Description of Chapel Hill Plant
Schedule IV        Lenders
Schedule V         List of Material Contracts

Exhibit A          Form of Secured Promissory Note
Exhibit B          Reserved
Exhibit C          Form of Security Agreement
Exhibit D          Form of Mortgage
Exhibit E          Form of Secured Guaranty
Exhibit F-1        Form of Pledge Agreement (Stock)
Exhibit F-2        Form of Pledge Agreement (Partnership Interests)
Exhibit F-3        Form of Pledge Agreement (Membership Interests)
Exhibit G          Form of Lender Assignment Notice
Exhibit H          Form of Opinion of Counsel to the Borrower and to the other
                   Obligors
Exhibit I-1        Form of Opinion of Special Title Counsel to the Borrower
Exhibit I-2        Form of Post-Closing Title Opinion of Special Title Counsel
                   to the Borrower
Exhibit J          Form of Budget
Exhibit K          Form of Monthly Report

                             SECURED PROMISSORY NOTE


$12,500,000                                                    December 22, 2004


         FOR VALUE RECEIVED, the undersigned, Gas Solutions II Ltd., a Texas limited partnership (the "Borrower"), promises to pay to the order of FIRST AMERICAN BANK, SSB, a state savings bank (the "Lender") on December 22, 2010, the principal sum of TWELVE MILLION FIVE HUNDRED AND NO/100 DOLLARS ($12,500,000) or, if less, the aggregate unpaid principal amount of all Loans shown on the schedule attached hereto (and any continuation thereof) made by the Lender pursuant to that certain Credit Agreement, dated as of December 22, 2004 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Credit Agreement"), among the Borrower, certain institutional lenders (including the Lender) and First American Bank, SSB, as administrative agent (the "Administrative Agent").

         The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

         Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

         This Note is one of the Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

         Except for notices to the Borrower as required by Section 11.2 of the Credit Agreement, all parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

         THIS NOTE HAS BEEN DELIVERED IN TEXAS AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS.

                                         GAS SOLUTIONS II LTD.,
                                         a Texas limited partnership

                                         By:  Gas Solutions GP LLC, a
                                              Delaware limited liability
                                              company, its sole general partner

                                              By:   /s/ Steven M. Kennedy
                                                  ------------------------------
                                              Name:    Steven M. Kennedy
                                              Title:   Vice President